UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ⌧

Filed by a party other than the Registrant  ◻

Check the appropriate box:

◻	Preliminary Proxy Statement

◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

⌧	Definitive Proxy Statement

◻	Definitive Additional Materials

◻	Soliciting Material under Section 240.14a-12

Calavo Growers, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

⌧	No fee required

◻	Fee paid previously with preliminary materials.

◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Ruls 14a6(i)(1) and 0-11.

Since 1924

The First Name in Avocados

LETTER TO OUR SHAREHOLDERS:

To Our Shareholders:

Fiscal 2021 was a year of tremendous change for Calavo Growers, including the company’s leadership. I am writing you today as the new Chairman of the Board of Calavo Growers, and I am very pleased to introduce our new President and Chief Executive Officer Brian Kocher. Brian and I began our new roles February 1, 2022. While Brian is new to Calavo, I have a long history with the company, having served on the board since 2008, and I recently served as interim CEO. We also have a new Chief Financial Officer and Calavo’s first ever Chief Human Resources Officer with Mariela Matute and Graciela Montgomery, respectively, joining the rest of our great team in October.

Calavo is a 98-year-old company with a proud heritage and a long track record of success. The past two years, however, have been difficult due in part to the ongoing COVID-19 pandemic. Labor shortages and supply chain bottlenecks carried over from 2020. These difficulties eased throughout the year, but they did not disappear. In addition, increased freight costs, sub-optimal fruit mix, and higher fruit pricing weighed on our performance in fiscal 2021.

Committed to the Dividend

Despite the tough circumstances, the Board of Directors remained committed to Calavo’s annual dividend and paid out $1.15 per share in November, which was at the same level as 2020. As a company that has paid a dividend since becoming public in 2002, we believe it was important to continue this tradition and benefit to shareholders, and it reflects our belief that Calavo is fundamentally strong and poised to return to historical levels of profitability in the near term.

To accelerate our return to historic levels of profitability, we are methodically and urgently addressing key priorities. We began by hiring Teneo, an advisory firm, to help us assess our opportunities and accelerate transitioning our business to succeed in this new operating environment. In that effort we began Project Uno, a comprehensive profit improvement project with initial focus on pricing initiatives, SKU rationalization, plant optimization and unified procurement, freight and back-office activities across all business units.

Project Uno

Under the umbrella of Project Uno we have:

●	Realized price increases across our RFG and Foods customer base;
●	Continued unification of our supply chain across our three divisions to drive synergies from operating as one company;
●	Started SKUs rationalization program with the Elimination of 5% less profitable SKUs;
●	Consolidated RFG’s food processing operations in Florida into our Georgia facility to improve capacity utilization.

There is more to do, but we are off to a strong start, and we are confident these efforts will get us back on track and lead to long-term, sustainable profitable growth.

In July we published our third annual sustainability report. In it, we reviewed materiality results using the “five factor test” from the Sustainability Accounting Standards Board; reported on our first assessment of our carbon footprint by calculating direct and indirect greenhouse gas emissions, which now serves as our baseline; and highlighted our Uruapan, Mexico facility for receiving the Clean Industry Distinction for the 10th consecutive year. In 2021, we committed more than $4 million for waste reduction, water conservation, recycling, and energy control projects over the next four years. With an average payback time of two years, this investment once again demonstrates that doing the right thing for the environment is the right thing to do for business.

In Conclusion

Our new team is in place, we are on the right path, and we are ready to do the hard work ahead to bring Calavo back to the level of performance established over nine decades. We appreciate the work of our 4,000 employees who keep the company going. We appreciate our customers who are the reason we exist. We appreciate the members of our Board of Directors for their support and their guidance. We appreciate our shareholders for your continued belief in the success of Calavo Growers. Thank you.

Sincerely,

/s/ Steven Hollister

Steven Hollister

Chairman of the Board

Since 1924

The First Name in Avocados

LETTER TO OUR SHAREHOLDERS:

To Our Shareholders:

It is my privilege to address you as the new President & Chief Executive Officer of Calavo Growers, and I could not be more enthusiastic about our future as a company. First, I would like to thank Steve Hollister for his leadership as interim CEO. We are fortunate that he will continue as Calavo’s Chairman of the Board where he will help guide our strategy and vision. His knowledge and experience are invaluable, and I look forward to working with him to drive Calavo to greater heights.

Legacy of Leadership & Innovation

Calavo has a legacy of leadership and innovation. I have been in the produce industry for 17 years, and I can say with confidence that Calavo is well-positioned and well-respected within the industry. Our products are healthy, sustainable, convenient, and a great value – exactly what our customers and consumers desire.

Fresh avocado consumption continues to grow rapidly as more and more consumers understand the nutritional benefits of this superfood. The prepared products from our Foods and RFG segments hit the sweet spot for people who want convenient, healthy foods – and that makes our products relevant to our customers. We will constantly strive to know where our customers are headed so that we can lead by providing great products and great service at a fair price. If we do that, we will be positioned to grow for decades to come.

In fact, the combination of great products; strong and accelerating consumer trends for health, wellness and convenience; and an operating infrastructure that sustainably benefits not only our current consumers but those consumers for years to come is exactly the reason I decided to join Calavo.

Clarity, Teamwork, Adapting, Understanding

My role as CEO, as I see it, is to bring clarity to our organization through a common purpose, with goals and objectives that help us to operate better, make better decisions, and focus on the things that matter to us and to our customers. We will relentlessly execute this focus and the financial discipline necessary to drive operational and financial improvements.  Clarity of purpose, teamwork, adapting to customers and understanding consumers is a winning formula in any industry, and I believe that is how we put Calavo back on a path of sustainable profitable growth and how we generate shareholder value.  Our employees are dedicated and passionate about our vision forward, and I am so excited to team with my colleagues and drive success.

Calavo Growers has a wonderful history and a bright future. I am honored and humbled to lead this great company and 4,000 strong team of colleagues for many years ahead.

Sincerely,

/s/: Brian Kocher

Brian W. Kocher

President & Chief Executive Officer

Since 1924

The First Name in Avocados

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 27, 2022

TO THE SHAREHOLDERS OF CALAVO GROWERS, INC.:

We are pleased to invite you to attend the 2022 Annual Meeting of Shareholders of Calavo Growers, Inc. The meeting will be held on April 27, 2022 at 15765 W. Telegraph Road, Santa Paula, California 93060 and virtually at 1:00 p.m. Pacific Time for the following purposes:

(1)	To elect the ten directors named in the accompanying proxy statement, each for a term of one year;
(2)	To ratify the appointment of our independent registered public accounting firm for fiscal year 2022;
(3)	To conduct an advisory vote on executive compensation;
(4)	To transact such other business as may properly come before the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Due to continued public health concerns related to the spread of COVID-19, we will provide our shareholders with the opportunity to attend our 2022 Annual Meeting of Shareholders via live webcast by visiting www.virtualshareholdermeeting.com/CVGW2022 at the designated meeting time.

Instead of mailing a printed copy of our proxy materials to all our shareholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all shareholders. Accordingly, on or about March 7, 2022, we will begin mailing a Notice of Internet Availability of Proxy Materials to all shareholders of record on our books at the close of business on February 28, 2022, the record date for the 2022 Annual Meeting of Shareholders, and will post our proxy materials on the website referenced in the notice. As more fully described in the notice, shareholders may choose to access our proxy materials on the website referred to in the notice or may request to receive a printed set of our proxy materials. In addition, the notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.

The close of business on February 28, 2022 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. All shareholders are cordially invited to attend the Annual Meeting and to do so virtually for maximum safety. If you plan to attend the Annual Meeting virtually or in person and you wish to vote your shares personally, you may do so at any time before the proxy is voted. For any shareholders who plan to attend the meeting in person, the Company intends to employ “social distancing”, masking or other measures as are required or recommended by public health authorities. We request that you indicate your intent to attend in person by emailing 2022proxy@calavo.com.

By order of the Board of Directors,

/s/ Brian Kocher	/s/ Steven Hollister

Brian Kocher	Steven Hollister
Chief Executive Officer	Chairman of the Board of Directors

February 28, 2022

Santa Paula, California

Since 1924

The First Name in Avocados

1141-A Cummings Road

Santa Paula, California 93060

(805) 525-1245

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL MEETING TO BE HELD ON WEDNESDAY, APRIL 27, 2022

Copies of this proxy statement, the form of proxy card and the 2021 Annual Report to Shareholders, which includes our 2021 Form 10-K (the “2021 Annual Report”) are available at http://ir.calavo.com/financial-information or by emailing 2022proxy@calavo.com.

This proxy statement contains information related to the Annual Meeting of Shareholders of Calavo Growers, Inc. to be held on Wednesday, April 27, 2022, at 15765 W. Telegraph Road, Santa Paula, California 93060 and virtually beginning at 1:00 p.m. Pacific Time. Due to continued public health concerns related to the spread of COVID-19, the Company will provide its shareholders the opportunity to attend our 2022 Annual Meeting of Shareholders via live webcast by visiting www.virtualshareholdermeeting.com/CVGW2022 at the designated meeting time. The meeting will consist of the formal business portion of the meeting only, and the Company is offering this alternative way for shareholders to obtain meeting information and results without attending in person.

On or about March 7, 2022, we will begin mailing a Notice of Internet Availability of Proxy Materials to our shareholders (other than those who previously requested electronic or paper delivery of proxy materials), directing shareholders to a website where they can access our proxy materials, including this proxy statement and the 2021 Annual Report, and view instructions on how to vote. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials via e-mail unless you elect otherwise.

You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/CVGW2022. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com. Note that cumulative voting for directors will not be allowed via the live webcast.  Shareholders who wish to vote cumulatively for directors should provide proxy instructions before the Annual Meeting at www.proxyvote.com.  Shareholders will be able to vote cumulatively for directors in person at the Annual Meeting, but there will be no difference in the tallying of cumulative votes for directors provided through instructing a proxy in advance at www.proxyvote.com compared to voting in person at the Annual Meeting. Shareholders therefore need not attend the Annual Meeting in person simply to vote cumulatively for directors.

For any shareholders who plan to attend the meeting in person, the Company intends to employ “social distancing”, masking or other measures as are required or recommended by public health authorities.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Proxy Materials

Why am I receiving these materials?

The Board of Directors (the “Board”) of Calavo Growers, Inc. (“Calavo,” the “Company,” “we,” our” or “us”), a California corporation, is providing these proxy materials for you in connection with our annual meeting of shareholders, which will take place on April 27, 2022. As a shareholder, you are invited to virtually attend the annual meeting and are entitled to, and requested to, vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares. Due to the COVID-19 pandemic, the Annual Meeting will be held in a partially virtual format to provide a safe alternative for our shareholders and employees.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our 2021 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, which we will begin mailing to our shareholders on or about March 7, 2022, will instruct you as to how you may access and review all of the proxy materials over the Internet. The notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

What is included in the proxy materials?

The proxy materials include:

●	Our proxy statement for the annual meeting of shareholders;
●	Our 2021 Annual Report, which includes our 2021 Form 10-K; and
●	A proxy card or a voting instruction card for the annual meeting.

What information is contained in this proxy statement?

The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of our directors and current executive officers, and other required information.

How may I obtain a copy of Calavo’s 2021 Annual Report to Shareholders, Form 10-K and/or other financial information?

A copy of our 2021 Annual Report to Shareholders, which includes our 2021 Form 10-K, is available without charge at http://ir.calavo.com/financial-information or by emailing 2022proxy@calavo.com.

How may I request multiple sets of the Notice of Internet Availability of Proxy Materials or proxy materials if two or more shareholders reside in my household?

We have adopted a procedure called "householding." Under this procedure, we may deliver a single copy of the Notice of Internet Availability of Proxy Materials and, if you requested printed versions by mail, this proxy statement and the 2021 Annual Report to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of our annual meetings and reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability of Proxy Materials and, if you requested printed versions by mail, this proxy statement and the 2021 Annual Report to any shareholder that elects not to participate in householding. Requests for additional copies of the Notice of Internet Availability of Proxy Materials, and if you requested printed version by mail, this proxy statement and 2021 Annual Report, and requests that in the future separate documents be sent to shareholders who share an address, should be directed by emailing 2022proxy@calavo.com. In addition, you can call (805)525-1245, or write to 1141-A Cummings Road, Santa Paula, Ca 93060.

How may I request a single Notice of Internet Availability of Proxy Materials or set of proxy materials for my household?

If you share an address with another shareholder and have received multiple copies of our Notice of Internet Availability of Proxy Materials or, if you requested printed versions by mail, proxy materials, you may write us at the email address set forth in the preceding paragraph to request delivery of a single copy of these materials.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of Notice of Internet Availability of Proxy Materials and, if you requested printed versions by mail, this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete each Calavo proxy card and voting instruction card that you receive.

Voting Information

What items of business will be voted on at the annual meeting?

The items of business scheduled to be voted on at the annual meeting are:

●	The election of directors
●	The ratification of Calavo’s independent registered public accounting firm for the 2022 fiscal year
●	Advisory vote on executive compensation

We also will consider any other business that properly comes before the annual meeting. See “What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders?” below.

What happens if additional matters are presented at the annual meeting?

Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, J. Link Leavens and Steven Hollister, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees are not available as candidates for directors, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares FOR each of the ten nominees for election to the Board, FOR the ratification of our independent registered public accounting firm for the 2022 fiscal year, and FOR the approval of the compensation of Calavo’s named executive officers.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Many Calavo shareholders hold their shares through a broker, or other nominee, rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record, and we are sending the Notice of Internet Availability of Proxy Materials or the proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a brokerage account, or by another nominee, you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability of Proxy Materials or the proxy materials are being forwarded to you by your broker, trustee or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the shareholder of record, you may not vote these shares at the meeting, unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee should provide voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

What shares can I vote?

Each share of Calavo common stock issued and outstanding as of the close of business on February 28, 2022, the Record Date for the annual meeting, is entitled to be voted on all items being voted upon at the annual meeting. You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the shareholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank. On the Record Date, we had approximately 17.7 million shares of common stock issued and outstanding.

How can I vote my shares in person at the meeting?

Shares held in your name as the shareholder of record may be voted in person at the annual meeting.  Shares held beneficially in street name may be voted in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.  Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the annual meeting?

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a shareholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on the Notice of Internet Availability of Proxy Materials or, for shares held beneficially in street name, the voting instructions provided by your broker, trustee or nominee.

Shareholders of record of Calavo common stock may submit proxies by following the instructions set forth in the Notice of Internet Availability of Proxy Materials or completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes, as applicable.

What is the deadline for voting my shares?

If you hold shares as the shareholder of record, your vote by proxy must be received before the polls close at the annual meeting on April 27, 2022 at 1:00 p.m. pacific time.

If you are the beneficial owner of shares held through a broker, trustee or other nominee, please follow the voting instructions provided by your broker, trustee or nominee.

May I change my vote?

You may change your vote at any time prior to the vote at the annual meeting on April 27, 2022 at 1:00 p.m. pacific time. If you are the shareholder of record, you may change your vote at any time before it is voted at the meeting by transmitting a new proxy bearing a later date (which automatically revokes the earlier proxy), by sending a written notice of revocation to the Corporate Secretary for receipt prior to the meeting at the email address shown under the question below titled, “What is the deadline to propose actions for consideration at next year's annual meeting of shareholders?”. For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Calavo or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide on their proxy card written comments, which are then forwarded to Calavo management.

How may I vote on each proposal?

In the election of directors, you may vote "FOR" or "WITHHOLD AUTHORITY" with respect to each of the nominees.

In the election of directors, you also may cumulate your votes as described in the question below titled, "Is cumulative voting permitted for the election of directors?"

You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to the proposal to ratify the appointment of our independent registered public accounting firm for the 2022 fiscal year.

You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to the advisory vote on executive compensation.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you vote online or sign and return a proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of our nominees to the Board, FOR ratification of the appointment of our independent registered public accounting firm, and FOR the advisory approval of the compensation of Calavo’s named executive officers.

What happens if a director nominee receives a greater number of “WITHHELD” votes than “FOR” votes?

If a director nominee in an uncontested election receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” that director’s election, the nominee must promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) will consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Company will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

What is the voting requirement to approve each of the proposals?

In the election of directors, the ten director candidates receiving the highest number of affirmative votes will be elected. Approval to ratify the appointment of our independent registered public accounting firm for the 2022 fiscal year, and approval of the advisory vote on executive compensation each requires the affirmative vote of a majority of those shares present in person or represented by proxy and voting on that proposal at the annual meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares on routine matters, but cannot vote your shares on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Broker non-votes and abstentions will not affect the outcome of any of the proposals to be voted upon.

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2022 (Proposal No. 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

The election of directors (Proposal No. 1), and the advisory vote on executive compensation (Proposal No. 3) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters and, as a result, there may be broker non-votes on Proposals Nos. 1 and 3.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may elect to cumulate your vote. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock and there are 10 directors to be elected at the annual meeting, you may allocate 1,000 "FOR" votes (10 times 100) among as few or as many of the 10 nominees to be voted on at the annual meeting as you choose. You may not cumulate your votes against a nominee. The ten nominees receiving the highest number of votes will be elected.

If you are a shareholder of record and choose to cumulate your votes, you will need to submit a proxy card or, if you vote in person at the annual meeting, submit a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. Note that online voting does not support cumulative voting for directors by shareholders of record. Note also that cumulative voting for directors will not be allowed via the live webcast.  Shareholders who wish to vote cumulatively for directors should provide proxy instructions before the Annual Meeting at www.proxyvote.com.  Shareholders will be able to vote cumulatively for directors in person at the Annual Meeting, but there will be no difference in the tallying of cumulative votes for directors provided through instructing a proxy in advance at www.proxyvote.com compared to voting in person at the Annual Meeting. Shareholders therefore need not attend the Annual Meeting in person simply to vote cumulatively for directors. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

If you vote online or by signing and returning a proxy card or voting instruction card with no further instructions, J. Link Leavens and Steven Hollister, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you withhold your vote.

Cumulative voting applies only to the election of directors. For all other matters, each share of common stock outstanding as of the close of business on February 28, 2022, the record date for the annual meeting, is entitled to one vote.

Who will serve as inspector of elections?

The inspector of elections will be a representative from investor communication company American Election Services, LLC.

Who will bear the cost of soliciting votes for the annual meeting?

We are making this solicitation and will pay substantially all of the costs of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have retained Broadridge Financial Solutions, to assist with the distribution and tabulation of proxies from the shareholders of record. We will also reimburse banks, brokers or other nominees for their costs of sending our proxy materials to beneficial owners. Directors, officers or other employees of ours may also solicit proxies from shareholders in person, by telephone, facsimile transmission or other electronic means of communication without additional compensation.

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish final results on a Form 8-K filed with the SEC shortly after our annual meeting.

What if I have questions for Calavo’s transfer agent?

Please contact our transfer agent, contact information listed below, with questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.

Computershare Trust Company, N.A.

PO Box 505000

Louisville, KY 40233-5000

Overnight Delivery:

462 South 4th Street Suite 1600

Louisville, KY 40202

(800) 962-4284

Foreign Holders: (781) 575-3120

Shareholder website: www.computershare.com/investor

Shareholder online inquiries: www-us.computershare.com/Investor/Contact

Annual Meeting Information

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors, the ratification of our independent registered public accounting firm, and an advisory vote on executive compensation.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Due to the COVID-19 pandemic, the Annual Meeting will be held in a partially virtual format to provide a safe alternative for our shareholders and employees.

For any shareholders who plan to attend the meeting in person, the Company will, to the extent practical, employ “social distancing” and limit physical interaction as recommended by public health authorities. Please contact 2022proxy@calavo.com if you plan on attending in person.

How many shares must be present or represented to conduct business at the annual meeting?

The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of shares of our common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes described previously in the question above titled, “What is the voting requirement to approve each of the proposals?” are counted for the purpose of determining the presence of a quorum.

Shareholder Proposals, Director Nominations and Related Bylaw Provisions

What is the deadline to propose actions for consideration at next year's annual meeting of shareholders?

You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the written proposal must be received by our Corporate Secretary, at our principal executive offices, no later than November 7, 2022. If the date of next year's annual meeting is moved more than 30 days before the anniversary date of this year's annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be emailed to 2023proxy@calavo.com.

In accordance with the advance notice provisions of our bylaws, notice of any proposal that a shareholder intends to present at the 2023 annual meeting of shareholders, but which the shareholder does not intend to have included in our proxy statement for next year’s annual meeting, as well as any director nominations by a shareholder, must be delivered to our Corporate Secretary at the address specified in the preceding paragraph not earlier than the close of business on December 28, 2022 and not later than the close of business on January 27, 2023. Each such notice must be made by a shareholder of record and must also contain the information specified in our bylaws for director nominations and other shareholder proposals.

How may I recommend or nominate individuals to serve as directors?

You may propose director candidates for consideration by the Board's Nominating and Corporate Governance Committee. Any such recommendations should include the nominee's name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above.

In addition, our bylaws permit a shareholder to nominate directors for election at an annual shareholders’ meeting, but only if the shareholder complies with the procedures that are set forth in the bylaws. See “What is the deadline to propose actions for consideration at next year's annual meeting of shareholders?” above.

How may I obtain a copy of Calavo’s Bylaw provisions regarding shareholder proposals and director nominations?

Please email 2022proxy@calavo.com for a copy of the relevant bylaw provisions regarding the requirements for nominating director candidates and making shareholder proposals. In addition, our bylaws are included as an exhibit in our filed form 10-K filed with the SEC on December 21, 2021.

How may I communicate with Calavo's Board of Directors?

You may submit an e-mail to our Board at boardmembers@calavo.com. All directors have access to this e-mail address.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees. Copies of our code of business conduct and ethics and our Board committee charters are posted on our website at http://www.calavo.com under “Investor Relations – Corporate Governance”.

Shareholders may request free printed copies of our code of business conduct and ethics and our Board committee charters by emailing 2022proxy@calavo.com.

Board Structure, Independence of Directors and Committee Composition

As of the date of this proxy statement, our Board has ten directors. The Board has recommended the election of the ten director nominees who are identified in this proxy statement, each of whom currently is a director of Calavo.

The Board has determined that each of the following eight non-employee directors standing for election is independent under applicable NASDAQ rules: Marc L. Brown, Michael A. DiGregorio, James Helin, Kathleen Holmgren, Adriana Mendizabal, Steven Hollister, Farha Aslam and John M. Hunt.

The Board has the following five committees: (1) Executive, (2) Audit, (3) Nominating and Corporate Governance, (4) Compensation, and (5) Sustainability and Corporate Responsibility Committee. The membership during the last fiscal year and through the date of this proxy statement, and the function of each of the committees, are described below. During fiscal year 2021, the Board held 8 meetings. Each director attended at least 75% of all Board and applicable Committee meetings for which he or she served as a Committee member during the period of time that each such director was a member of the Board. Directors are encouraged by the Board to attend the annual meetings of Calavo’s shareholders, and all of our directors attended the 2021 annual meeting of shareholders in person or virtually.

The Board has determined that each current member of the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and Sustainability and Corporate Responsibility Committee is independent within the meaning of applicable NASDAQ rules, and that each current member of the Audit Committee is independent within the meaning of applicable rules of the SEC and NASDAQ regarding the independence of audit committee members and meets NASDAQ’s financial knowledge and sophistication requirement. The Board has also determined that each member of the Compensation Committee is a “non-employee director” within the meaning of applicable SEC rules and is independent within the meaning of applicable NASDAQ rules regarding the independence of compensation committee members.

Director	Executive Committee	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Sustainability and Corporate Responsibility Committee
Farha Aslam				**	*
Marc L. Brown		*	*		*
Michael A. DiGregorio	*	**	*	*
Adriana Mendizabal
James Helin		*	*		**
Steven Hollister	**
Kathleen M. Holmgren	*	*		*
John M. Hunt			**		*
J. Link Leavens	*
Donald M. Sanders	*
Number of meetings in fiscal year 2021	2	7	15(1)	4	2

*   Member.

** Chair.

(1)	The number of Nominating and Corporate Governance Committee meetings in fiscal 2021 was higher than in prior years due the interview process to appoint our new CEO and a new director.

Executive Committee. The Executive Committee exercises the authority of the Board of Directors when the Board is not in session, as permitted by law.

Audit Committee. The Audit Committee assists the Board and management in fulfilling their responsibilities for generally overseeing our financial reporting processes and the audit of our financial statements, including the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, and the performance of our internal audit function and the independent registered public accounting firm. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews our disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; reviews other risks that may have a significant impact on our financial statements; and reviews transactions with related persons. The Audit Committee works closely with management, as well as the independent registered public accounting firm.

The Board has determined that Michael A. DiGregorio is an audit committee financial expert as defined by SEC rules and applicable listing standards.

The report of the Audit Committee of the Board of Directors is included in the proxy statement on page 58. The charter of the Audit Committee is on our website at www.calavo.com under “Investor Relations – Corporate Governance”.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommends candidates to be nominated for election as directors at our annual meeting, consistent with criteria approved by the Board; develops and reviews corporate governance principles and related policies for approval by the Board; periodically assesses the size and composition of the Board, including developing and reviewing director qualifications for approval by the Board; considers director candidates proposed by shareholders; reviews proposed changes to our Articles of Incorporation and Bylaws; and reviews shareholder proposals in conjunction with the Chairman of the Board and recommends Board responses.

The charter of the Nominating and Corporate Governance Committee is on our website at www.calavo.com under “Investor Relations – Corporate Governance”.

Compensation Committee. The Compensation Committee reviews and approves the Compensation Committee report required by the SEC for inclusion in the annual proxy statement and has authority to retain compensation consultants. Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation; determining the compensation of executive officers in accordance with those objectives; approving severance arrangements and other applicable agreements for executive officers; overseeing our equity-based and incentive compensation plans for executive officers; and recommending compensation policies and practices for service on the Board and its committees. For a description of the processes and procedures used by the Compensation Committee for the consideration and determination of executive and director compensation, see “Executive Compensation - Compensation Discussion and Analysis.”

The charter of the Compensation Committee is posted on our website at www.calavo.com under “Investor Relations – Corporate Governance”.

Sustainability and Corporate Responsibility Committee. The Sustainability and Corporate Responsibility Committee was created by the Board at the beginning of fiscal 2021. Calavo believes sustainable practices support long term ecological balance, environmental soundness and social equity. The Sustainability and Corporate Responsibility Committee reviews and approves sustainability goals and progress towards those goals and reviews the Company’s annual published sustainability report. Calavo’s sustainability policies and annual sustainability report is posted on our website at www.calavo.com under “sustainability”. The charter of the Sustainability and Corporate Responsibility Committee is posted on our website at http://ir.calavo.com/corporate-governance/governance-policies-and-documents/default.aspx.

Board Operations

Board Leadership Structure

The leadership structure of the Board of Directors is centered on the concept of an appropriate balance between management and the Board of Directors.  The Board believes that it is in the best interest of Calavo and its shareholders for the Board to make a periodic determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon applicable facts and circumstances.  The Board believes that it is the best interest of Calavo and its shareholders that the positions of Chairman of the Board and Chief Executive Officer be separated.  The Board believes that this separation is desirable because it will allow the newly appointed Chief Executive Officer, Brian Kocher, to focus on the operations of Calavo while our new Chairman of the Board, Steven Hollister, focuses on long-range strategic issues and corporate governance.

Board Refreshment

The Board recognizes the importance of Board refreshment, and we accordingly allow for annual elections of all directors. The Nominating and Corporate Governance Committee evaluates the qualifications and performance of each incumbent director before recommending his or her nomination each year. With Scott Van Der Kar’s decision to not stand for re-election, the Board identified and appointed Ms. Adriana Mendizabal to the Board, effective December 1, 2021. Ms. Mendizabal brings to the Board extensive experience with leading business turnarounds and igniting new businesses to achieve sustainable growth. Ms. Mendizabal’s nomination demonstrates the Board’s commitment to refreshment with independent nominees who provide perspectives and experience to advance our near- and long-term business strategy.

Self-Evaluations

The Board and each committee other than the Executive Committee have historically informally conducted annual self-evaluations. Beginning in 2021 the Nominating and Corporate Governance Committee implemented and oversaw a formalized process of self-evaluations, which includes interviews, discussions and written questionnaires.

The self-evaluations cover the following topics, among others:

•	Board and committee composition, including whether the Board has the right mix of diverse experience, background and ideas at policy-making levels;
•	Satisfaction with the performance of our Non-Executive Chairman, committee chairs and individual directors;
•	Satisfaction with Board materials, agenda setting and discussions, and access to senior management.

Sustainability

Sustainability has become increasingly important to our customers, employees, and business strategy, and we are focused on operating our business in a sustainable manner. Sustainability is a key topic of conversation in all material aspects of our business. Our sustainability strategy includes:

•	A commitment to long-term ecological balance, environmental soundness and social equity throughout our enterprise;
•	Exploring ways to optimize energy usage, reduce water consumption, and convert waste into compostable matter;
•	Partnering with leading organizations to reduce food waste, enhance our sustainable packaging initiatives, and reduce emissions; and
•	Ensuring the health and safety of our staff, engaging and supporting the communities in which we work, and delivering healthy and nutritious food.

At the beginning of fiscal 2021, we established a new Sustainability & Corporate Responsibility Committee to oversee our initiatives relating to sustainability and corporate social responsibility.

See our website’s sustainability section, including our annual sustainability report, for more information. The information on our website is not part of this Proxy Statement.

Director Orientation and Continuing Education

New directors participate in an orientation program and receive materials and briefings to acquaint the director with our business, strategies and governance policies and other documents. Continuing education is provided for all directors through board materials and presentations, discussions with management, visits to our facilities and our membership in NACD (National Association of Corporate Directors).

Risk Oversight

The Board provides oversight of our risk management processes. The Board performs this function as a whole and by delegating to its key committees, each of which meets regularly and reports back to the Board. The committees’ responsibilities are summarized below. While the Board and its committees oversee risk management, management is charged with managing enterprise risks. The Board recognizes that it is neither possible nor desirable to eliminate all risk; rather, the Board views appropriate risk taking as essential to our long-term success and seeks to understand and oversee critical business risks in the context of our business strategy, the magnitude of the particular risks and the proper allocation of our risk management and mitigation resources.

Audit Committee

•	Oversees risk management related to:
o	financial statements;
o	financial reporting and disclosure processes;
o	financial and other internal controls; and
o	accounting,
•	Oversees the internal audit function.
•	Meets separately on a regular basis with the CFO and Corporate Controller, as well as with representatives of our independent auditing firm, SOX consulting firm, and the head of our internal audit department

Compensation Committee

•	Oversees risk management related to our compensation philosophy and programs.
•	Reviews our incentive compensation arrangements to confirm incentive pay does not encourage inappropriate risk taking.

Nominating and Corporate Governance Committee

•	Oversees risk management related to governance policies and procedures, and board organization and membership.

Sustainability & Corporate Responsibility Committee

•	Oversees risk management related to sustainability and corporate responsibility, including, but not limited to, climate change, food safety and diversity.

Our internal control environment facilitates the identification and management of risks and regular communications with the Board. The Board and its committees receive regular reports from senior managers on areas of material risk, including operational, financial, strategic, competitive, reputational, legal and regulatory risks, and how those risks are managed. These reports are informed by such things as an annual information security audit by certified information security auditors. We further have training and compliance programs to prepare staff to identify and escalate risks, for example with regard to information security. Each Board committee has access to outside counsel and may engage independent counsel.

Anti-Hedging / Anti-Pledging Policy

We maintain a policy that prohibits our directors and officers, members of our leadership team and other designated employees, if any, from entering into derivative or hedging transactions in our securities, pledging our securities as collateral for a loan or short-selling our securities, absent an exception granted by the Board of Directors or the Chair of the Nominating and Governance Committee for positions that predated this policy or in unusual circumstances that do not violate the spirit and intent of this policy. No such exception will be granted for short sales that would violate Section 16(c) if the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Director Nominees

Shareholder Nominees

The Nominating and Corporate Governance Committee will consider shareholder nominations for candidates for membership on the Board. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. Any shareholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee's name and qualifications for Board membership and should be emailed to 2022proxy@calavo.com.

In addition, our bylaws permit shareholders to nominate directors for consideration at an annual shareholders’ meeting by following the procedures set forth in our bylaws. See "Questions and Answers— What is the deadline to propose actions for consideration at next year's annual meeting of shareholders?” above.

Director Qualifications

The Nominating and Corporate Governance Committee believes that members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Calavo values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders.

Neither the Nominating and Corporate Governance Committee nor the Board has a written policy regarding the consideration of diversity in identifying director nominees. However, in recommending candidates for appointment or election to the Board, the Nominating and Corporate Governance Committee seeks to have a Board consisting of directors with diverse backgrounds, skills, experiences and expertise and considers factors such as industry experience, unique expertise, gender diversity and other background diversity and prior business leadership and board positions. The Board and the Nominating and Corporate Governance Committee will endeavor to nominate candidates in compliance with applicable federal or state laws and rules regarding board diversity.

Among our ten nominees for election to the Board, three self-identify as women, and three self-identify as an individual from an underrepresented community (meaning, an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender).

Identifying and Evaluating Nominees for Director

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee will periodically assess the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder.

Director Compensation

Each of our non-employee directors was paid a $60,000 annual retainer that applied to services rendered from November 1, 2020 through October 31, 2021 and was reimbursed for reasonable expenses incurred in connection with the performance of his or her service as a director. Our chairman of the board received a $100,000 annual retainer for fiscal 2021. Non-employee directors are paid their retainer and fees for meetings attended on a quarterly basis.

During our 2021 fiscal year, the chair of the Audit Committee received an additional retainer of $15,000, the chair of the Compensation Committee received an additional retainer of $12,000, the chair of the Nominating and Corporate

Governance Committee received an additional retainer of $5,000 and the chair of the Sustainability Committee received an additional retainer of $5,000. Additionally, Audit Committee members received an additional retainer of $7,500, Compensation Committee members received an additional retainer of $5,000, Nominating and Corporate Governance committee members received an additional retainer of $3,500, Sustainability committee members received an additional retainer of $3,500, and Executive Committee members received an additional retainer of $4,000. Directors may, from time to time, be compensated related to their involvement in special projects, as determined by the Board.

On November 1, 2020, all 11 of our then-serving non-employee directors were granted 1,500 restricted shares each (for a total of 16,500 shares). These shares have full voting rights and participate in dividends as if unrestricted. The closing share price of our stock on such grant date was $67.97. As of January 2, 2022, these shares vested and became unrestricted.

On January 3, 2022, all 10 of our current directors were granted 2,814 restricted shares each (for a total of 28,140 shares). These shares have full voting rights and participate in dividends as if unrestricted. The closing share price of our stock on such grant date was $42.64. As of January 3, 2023, these shares will vest and become unrestricted subject to the continued service of the director.

On January 20, 2022, Farha Aslam was granted 1,500 shares that vested on grant. The shares were granted as a component of Ms. Aslam’s compensation for services rendered as a director during the 2021 fiscal year. The closing share price of our stock upon such grant date was $41.73.

Directors are required to own at least 4,000 shares of our common stock. If a director does not own 4,000 shares, the director must retain at least 60% of awarded shares, once vested, until the date that the director owns at least 4,000 shares of common stock. Once the director owns at least 4,000 shares of common stock, the director shall not be required to retain any awarded shares, once vested, so long as the director at all times thereafter continues to own at least 4,000 shares of common stock during the period that he or she is a director of Calavo. Except for our newly appointed directors, all of our non-employee directors have satisfied this stock ownership requirement.

Director Compensation Table

The following table summarizes compensation that our directors earned (in their capacity as a non-employee directors) during fiscal 2021 for services as members of our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Total ($)
Marc Brown	$68,580	$101,955	(2)	$170,535
Lecil E. Cole(4)	$21,833	$101,955	(2)	$123,788
Michael A. DiGregorio(3)	$84,000	$101,955	(2)	$185,955
Harold Edwards(4)	$64,500	$101,955	(2)	$166,455
James Helin	$70,080	$101,955	(2)	$172,035
Steven Hollister(3)(5)	$77,192	$101,955	(2)	$179,147
Kathleen M. Holmgren(3)	$77,000	$101,955	(2)	$178,955
John M. Hunt	$69,000	$101,955	(2)	$170,955
J. Link Leavens	$104,500	$101,955	(2)	$206,455
Donald M. Sanders	$64,500	$101,955	(2)	$166,455
Scott Van Der Kar(4)(5)	$64,500	$101,955	(2)	$166,455
Farha Aslam(6)	$81,133	$-		$81,133
Total	$846,818	$1,121,505		$1,968,323

(1)	The estimated grant date values for the above stock awards were computed in accordance with FASB ASC Topic 718. These amounts reflect our financial accounting expense for these awards in accordance with FASB ASC Topic 718 and will not necessarily reflect the actual value that may be realized by the grantees with respect to these awards. This value of a stock award is determined based on the number of shares granted multiplied by the closing share price of our common stock on the date of grant. Further discussion and assumptions utilized with respect to these valuations are set forth in Note 12 (Stock-Based Compensation) to our consolidated financial statements contained in our Annual Report on Form 10-K filed on December 21, 2021 for the fiscal year ended October 31, 2021.

(2)	The grant date aggregate fair value of restricted stock granted during fiscal year 2021 for all non-employee directors, computed in accordance with FASB ASC Topic 718, was $1,121,505. Such grants vested in full on January 2, 2022. The closing share price of our common stock at the grant date was $67.97.

(3)	As of the last day of fiscal 2021, Mr. DiGregorio, Ms. Holmgren and Mr. Hollister held stock options to acquire 4,000, 8,000 and 5,000 shares of our Common Stock, respectively. No other non-employee director held any stock options.

(4)	Mr. Cole retired from the Board effective March 1, 2021. Mr. Van Der Kar retired from the Board effective January 3, 2022. Mr. Edwards resigned from the Board effective February 1, 2022.

(5)	Mr. Hollister and Ms. Aslam each earned additional compensation as interim executive officers during fiscal year 2021. See “Executive Compensation – Summary Compensation Table”.

(6)	Ms. Aslam joined Calavo’s board of directors in January 2021, after the November 2020 stock grant.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are ten nominees for election to our Board this year. Except for Adriana Mendizabal, all of the nominees have served as directors since the last annual meeting. Each director is elected annually to serve until the next annual meeting or until his or her successor is elected. There are no family relationships among our executive officers and directors.

The ten director candidates receiving the highest number of affirmative votes at the annual meeting will be elected. If a director nominee in an uncontested election receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” that director’s election, the nominee must promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) will consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Company will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

If you vote online or sign and return your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the ten persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

You may cumulate your votes in favor of one or more directors. If you wish to cumulate your votes, you will need to indicate explicitly your intent to cumulate your votes among the ten persons who will be voted upon at the annual meeting, and if you are a shareholder of record, you will need to return your proxy card or vote in person (not virtually) at the Annual Meeting in order to instruct or direct cumulative voting. See "Questions and Answers—Voting Information—Is cumulative voting permitted for the election of directors?" for further information about how to cumulate your votes.

All of the nominees have indicated to Calavo that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders, Mr. Leavens and Mr. Hollister, will vote for a nominee or nominees designated by the Board.

Farha Aslam

Director Since: 2021

Age: 53

Independent

Committees:	Other public company boards:	Background	Key Qualification and Skills
Compensation (Chair) Sustainability	Pilgrim’s Pride Corporation (Nasdaq: PPC) Green Plains Inc (Nasdaq: GPRE) AdvanSix Inc (NYSE: ASIX)

Ms. Aslam is Founder and has served as Managing Partner at Crescent House Capital, an investment and strategic advisory firm, since 2019. Previously, from 2004 to 2018, she was a Managing Director leading Stephens Inc.’s food and agribusiness equity research team, with prior roles as Vice President at Merrill Lynch and Risk Management Advisor at UBS.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Ms. Aslam’s experience as a financial expert and strategic adviser provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Marc L. Brown

Director Since: 2010

Age: 70

Independent

Committees:	Other public company boards:	Background	Key Qualification and Skills
Audit Governance Sustainability	None

Mr. Brown was a member of TroyGould PC, a Los Angeles law firm, from 2000 until his retirement in 2020. Mr. Brown brings to the Board of Directors over forty years of experience counseling numerous public corporations in matters involving mergers and acquisitions, securities offerings, corporate governance, executive compensation and compliance with the United States securities laws.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Brown’s extensive legal experience provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Michael A. DiGregorio

Director Since: 2013

Age: 67

Independent

Committees:	Other public company boards:	Background	Key Qualification and Skills
Audit (Chair) . Governance Compensation Executive	None

Mr. DiGregorio is a Certified Public Accountant (inactive) who started his career at Deloitte. He has been Chief Financial Officer of public and private companies, including Korn Ferry, St. John Knits, Jafra Cosmetics, The Wackenhut Corporation, Atlantis Plastics and Gillette Iberia. He also served as President of Jafra Cosmetics USA. He retired from Korn Ferry in 2012. Mr. DiGregorio has been on seven different boards in the past nine years. Mr. DiGregorio was on the board of Virco Manufacturing Corp (Nasdaq:VIRC) and Ironclad Performance Wear Corp (Nasdaq: ICPWQ) within the last 5 years.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. DiGregorio’s financial and leadership experience provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Adriana Mendizabal

Director Since: 2022

Age: 57

Independent

im
Committees:	Other public company boards:	Background	Key Qualification and Skills
None	None

Ms. Mendizabal, age 57, is Group President for Stanley Black & Decker Latin America, a diversified global provider of hand tools, power tools, and other products and services, a role she has held since 2019. Prior to her current position, Ms. Mendizabal was with Nature’s Sunshine Products, a manufacturer and marketer of dietary supplements and personal care products, from 2012 to 2019 where she was Business Unit President and Global Chief Marketing & Innovations Officer. Prior to that she held roles at Visa USA, Herbalife, Johnson & Johnson, Kodak, PepsiCo-Mexico and Procter & Gamble.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Ms. Mendizabal’s track record as a leader who drives shareholder value and her international experience will make her an integral member of our board and a valued advisor to our leadership team.

James Helin

Director Since: 2011

Age: 79

Independent

Committees:	Other public company boards:	Background	Key Qualification and Skills
Sustainability (Chair) Audit Governance	None

Mr. Helin has been Principal at JDH Associates, a management consulting firm, since 2002. Previously he was the President of Paramount Farms; Senior Vice President and Chief Marketing Officer for the Los Angeles Times; President of DMB&B a consumer advertising agency; Executive Vice President at Dailey & Associates; and Senior Vice President at DDB.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Helin’s consumer marketing and extensive leadership experience is an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Steven Hollister

Director Since: 2008

Age: 64

Independent/Chairman

Committees:	Other public company boards:	Background	Key Qualification and Skills
Executive (Chair)	None

Mr. Hollister has been a Managing Member of Rocking Spade, LLC, a diversified investor and developer with interests in ranching and commercial properties, since 2001. Previously Mr. Hollister was Vice President of Sunrise Mortgage & Investment Company, General Manager of Niven Family Wine Estates, Chief Operating Officer of Fess Parker Winery & Vineyard and Santa Barbara County Wine Center, and Senior Vice President of Central Coast Farm Credit.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Hollister’s diverse experience in finance and agriculture provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Kathleen M. Holmgren

Director Since: 2017

Age: 64

Independent/Lead Director

Committees:	Other public company boards:	Background	Key Qualification and Skills
Audit Compensation Executive	Extreme Networks (Nasdaq: EXTR)

Ms. Holmgren has been Principal of Sage Advice Partners, a management consulting practice, since 2006. Previously Ms. Holmgren worked as a Senior Vice President at Sun Microsystems, CEO at Mendocino Software and COO at Automation Anywhere.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Ms. Holmgren’s extensive leadership experience provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

John M. Hunt

Director Since: 1993

Age: 65

Independent

Committees:	Other public company boards:	Background	Key Qualification and Skills
Governance (Chair) Sustainability	None

Mr. Hunt has served as the Manager of Embarcadero Ranch, which is owned by the ADCO Group, since 1982 where he manages 400 acres of avocados and citrus. Embarcadero Ranch has been delivering avocados to Calavo since 1977. He has served on the Board of Directors of the Agricultural Council of California.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Hunt’s diverse experience in the agriculture industry provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

J. Link Leavens

Director Since: 1987

Age: 70

Committees:	Other public company boards:	Background	Key Qualification and Skills
Executive	None

Mr. Leavens has been President and CEO of Leavens Ranches, LLC since 1973. Leavens Ranches farms 1,200 acres of lemons, avocados and grapes in Ventura and Monterey Counties. He has served as President of the Ventura County Farm Bureau, the Ventura County Resource Conservation District and was a founding member of the University of California Hansen Trust Advisory Committee. Leavens Ranches have been delivering avocados to Calavo since 1956.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Leavens’ experience in the agriculture industry provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Donald M. Sanders

Director Since: 2002

Age: 74

Committees:	Other public company boards:	Background	Key Qualification and Skills
Executive	None

Mr. Sanders has served as President and Owner of S&S Grove Management Services, Inc. since 1991. In addition, Mr. Sanders has ownership interests in S&S Ranch and Rancho Santo Tomas which include an aggregate of 134 acres of avocados. S&S Grove Management Services, Inc. S&S Ranch, and Ranch Santo Tomas have been delivering avocados to Calavo since 2003.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Sanders’ diverse experience in the agriculture industry provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Members of our Board self-identify as set forth in the table below:

Board Diversity Matrix (As of February 28, 2022)
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian	1
Hispanic or Latino	1
Native Hawaiian or Pacific Islander
White	1	6
Two or More Races or Ethnicities		1*
LGBTQ+
Did Not Disclose Demographic Background

*- One director identifies as both White and Latino.

The Board of Directors unanimously recommends that you vote your shares “FOR” each of the ten nominees named above for election to the Board.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending October 31, 2022. We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP. During fiscal 2021, Deloitte & Touche LLP served as our independent registered public accounting firm. See "Principal Auditor Fees and Services" on page 57.

Shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by California law or our charter documents. However, the Board is submitting the Audit Committee’s selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the appointment is not ratified by our shareholders, the Audit Committee will consider whether it should select another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of Calavo and its shareholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2022 fiscal year.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as set forth in Section 14A(a) of the Exchange Act, we are asking Calavo’s shareholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. At the 2018 Annual Meeting of shareholders, the shareholders approved an advisory measure that the shareholder advisory votes on executive compensation be held on an annual basis. The Board determined to follow the shareholders’ recommendations and to include an annual shareholder advisory vote on the compensation of Calavo’s named executive officers.

Calavo has a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of Calavo’s named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to Calavo’s ability to attract, retain and motivate individuals who can achieve superior financial results and significant growth. Please refer to "Executive Compensation—Compensation Discussion and Analysis" for an overview of the compensation of Calavo’s named executive officers.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. Accordingly, we are asking you to approve the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Calavo Growers, Inc., as disclosed in the 2022 Proxy Statement of Calavo Growers, Inc., pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, hereby is approved.

This vote is advisory and therefore is not binding on Calavo, the Compensation Committee of the Board, or the Board. However, the Board and the Compensation Committee value the opinions of Calavo’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the shares of Calavo common stock present in person or represented by proxy and voting on the proposal at the annual meeting is required for advisory approval of this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of Calavo’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of January 31, 2022, concerning beneficial ownership by:

●	Holders of 5% or more of our common stock;
●	Calavo directors and nominees and each of the executive officers named below in the Summary Compensation Table; and
●	Current directors and Calavo executive officers as a group.

The information provided in the table is based on Calavo's records, information filed with the SEC and information provided to Calavo.

The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire (within 60 days) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

Name and Address of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned as of January 31, 2022	Percent of Common Stock Beneficially Owned as of January 31, 2022
BlackRock Inc(2)	2,738,190	15.5%
The Vanguard Group(3)	1,284,513	7.3
Nuance Investments(4)	1,112,428	6.3
J. Link Leavens(5)	378,064	2.1
John M. Hunt	36,564	*
Steven Hollister(6)	31,164	*
James Helin	28,314	*
James Gibson	24,414	*
Michael A. DiGregorio(7)	24,814	*
Donald M. Sanders	20,701	*
Kathleen M. Holmgren(8)	22,064	*
Marc L. Brown	17,814	*
Ronald Araiza	13,266	*
Mariela Matute	8,199	*
Robert Wedin	7,948	*
Mark Lodge	6,881	*
Kevin Manion	6,783	*
Farha Aslam	4,314	*
Adriana Mendizabal	2,814	*
All directors and executive officers as a group	634,118	3.6

*    Less than 1.0%.

(1)	Unless otherwise indicated, the address of each individual is 1141-A Cummings Road, Santa Paula, California 93060.
(2)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. This information is based upon Schedules 13G filed by BlackRock, Inc. and may not reflect the current number of shares of common stock held by BlackRock, Inc.
(3)	The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. This information is based upon Schedules 13G filed by The Vanguard Group and may not reflect the current number of shares of common stock held by The Vanguard Group.

(4)	The address of Nuance Investments is 4900 Main Street, Suite 220, Kansas City, MO 64112. This information is based upon Schedules 13G filed by Nuance Investments with the SEC and may not reflect the current number of shares of common stock held by Nuance Investments.
(5)	Includes 282,572 shares held by Mr. Leavens that are owned of record by partnerships of which Mr. Leavens is a partner.
(6)	Includes 31,164 shares held by Mr. Hollister as trustee in a family trust.
(7)	Includes 2,000 shares that may be acquired upon the exercise of outstanding stock options. Mr. DiGregorio has pledged 18,250 shares as security in a margin account. This pledge was placed prior to Calavo adopting its anti-pledging policy in 2021.
(8)	Includes 10,000 shares that may be acquired upon the exercise of outstanding stock options.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal year 2021, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements, with the following exceptions: for fiscal year 2021, James Gibson (late on two Form 4s representing four transactions), Scott Van Der Kar (late on one Form 4 representing two transactions), Dionisio Ortiz (late on one Form 4 representing one transaction), Joel Silva (late on one Form 4 representing one transaction), Kevin Manion (late on one Form 4 representing one transaction), Mark Lodge (late on one Form 4 representing one transaction), Michael DiGregorio (late on one Form 4 representing one transaction), and Farha Aslam (late on one Form 4 representing one transaction). In making this statement, we have relied upon our examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us and the written representations of our directors, executive officers and 10% shareholders.

TRANSACTIONS WITH RELATED PERSONS

Calavo has adopted a written policy for approval of transactions between Calavo and its directors, director nominees, executive officers, beneficial owners of more than 5% of our common stock, and their respective immediate family members where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year.

The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the Audit Committee determines whether the transaction is in the best interests of Calavo. In making that determination, the Audit Committee takes into account, among other factors it deems appropriate:

●	The extent of the related person's interest in the transaction;
●	Whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances;
●	The benefits to Calavo;
●	The impact or potential impact on a director's independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;
●	The availability of other sources for comparable products or services; and
●	The terms of the transaction.

The Audit Committee has delegated authority to the chair of the Audit Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $200,000. A summary of any new transactions pre-approved by the chair is provided to the full Board of Directors for its review in connection with the Board’s regularly scheduled meetings.

The Audit Committee has adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

1.	Director compensation approved by the Board or the Compensation Committee;
2.	Transactions valued at the lesser than $200,000 or 2% of the other company's consolidated gross revenues, where the related person has an interest only as an employee (other than executive officer), director or beneficial holder of less than 10% of the other company's shares;
3.	Transactions where all shareholders receive proportional benefits; and
4.	Avocados delivered to us from our directors pursuant to our customary marketing agreements, as discussed below.

Two of our current directors and two directors, Scott Van Der Kar and Harold Edwards, both of whom retired on January 3, 2022, and February 1, 2022, respectively, are controlling shareholders, partners, executive officers and/or employees of entities that marketed in excess of $120,000 per year of avocados through us pursuant to customary marketing agreements during the 2021 fiscal year. During the fiscal year ended October 31, 2021, we paid the following amounts to each of those four directors or to an entity affiliated with the director with respect to avocados marketed through us:

Director	Amounts paid to director or affiliated entity pursuant to marketing agreements
John M. Hunt(1)	$762,619
Scott Van Der Kar	614,890
J. Link Leavens	6,508,892
Harold Edwards(2)	6,855,634

(1)	Amounts were paid to the Embaracadero Ranch, which is owned by the ADCO Group, of which Mr. Hunt is the Manager but is not a controlling shareholder, partner, director or executive officer. Mr. Hunt also sold approximately $60,000 of avocados from his own ranch to Calavo in fiscal 2021.
(2)	Amounts were paid to Limoneira Company, of which Mr. Edwards is the Chief Executive Officer.

We did not have any amounts due to Board members as of October 31, 2021.

During fiscal years 2021, we received $0.5 million as dividend income from Limoneira. In addition, we lease office space from Limoneira for our corporate office. Rent to Limoneira amounted to approximately $0.3 million for fiscal years 2021. Harold Edwards, who served on our Board during fiscal 2021 and resigned on February 1, 2022, is the Chief Executive Officer of Limoneira. We have less than 10% ownership interest in Limoneira. Calavo has an interest free loan outstanding of $0.2 million to a family member of a director of Limoneira. In February 2022, Limoneira terminated its marketing agreement with Calavo. Limoneira may still elect to market avocados through Calavo.

FreshRealm is a start-up company, engaged in activities relating to the marketing of food products directly to consumers or other entities. On February 3, 2021, Calavo and FreshRealm entered into a Limited Liability Company Member Separation and Release Agreement (the Separation Agreement). Prior to the Separation Agreement, we had an equity investment in FreshRealm representing approximately 37% ownership of FreshRealm. We recorded an impairment of 100% of this equity investment, or $2.8 million, in the third quarter of fiscal 2020. We had a note receivable and trade receivables of approximately $34.5 million at October 31, 2020 (which includes accrued interest) from FreshRealm. We recorded a reserve of $34.5 million on this balance in the third quarter of fiscal 2020.

Pursuant to the Separation Agreement among other terms: (i) Calavo terminated its limited liability company interest and equity ownership in FreshRealm; (ii) Calavo and FreshRealm simultaneously entered into an Amended and Restated Senior Secured Loan Agreement and Promissory Note (the “Amended Note”), which amended and restated the Prior

Note; (iii) FreshRealm issued an additional Secured Promissory Note to Calavo in the amount of approximately $5 million that is subordinated to the Amended Note (the “Second Note”, together with the Amended Note, the “Notes”); (iv) in the event FreshRealm pays Calavo the sum of $6 million (the “Loan Payoff Amount”) by March 31, 2022, the Notes are deemed paid in full; (v) the parties agreed to a mutual release of any claims; and (vi) the parties agreed to indemnify each other from any subsequent third party claims.

In July 2021, FreshRealm paid Calavo the Loan Payoff Amount of $6.0 million. Therefore, the Notes have been deemed paid in full.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis explains the material elements of the compensation that was awarded to, earned by, or paid to each of our executive officers who is named below in the Summary Compensation Table during our 2021 fiscal year. Those executive officers are referred to below as the “named executive officers.”

At the 2021 annual meeting of the shareholders, shareholders approved by 94% of the shares voting on an advisory basis the compensation of the named executive officers of Calavo as disclosed in Calavo’s 2021 proxy statement.

Executive Officers

The following table sets forth the name, age and position of individuals who hold positions as executive officers of our company as of February 28, 2022. There are no family relationships between any director or executive officer and any other director or executive officer of our company. Executive officers are elected by our board of directors and serve at the discretion of the board.

Name	Age	Position
Brian Kocher	52	President and Chief Executive Officer
Mariela Matute	45	Chief Financial Officer
Mark Lodge	55	Chief Operations Officer
Robert Wedin	73	Executive Vice President, Fresh Sales
Ronald Araiza	62	Executive Vice President, Foods and RFG Sales

Brian Kocher joined Calavo has President and Chief Executive Officer in February 2022. Prior to joining Calavo, Mr. Kocher has served as the President and Chief Executive Officer of the Castellini Group of Companies from January 2017 through January 2022, one of the largest distributors of fresh produce in the United States. Prior to his promotion to CEO, Mr. Kocher served as the company’s Chief Operating Officer from May 2015 through January 2017. Before his time at Castellini, Mr. Kocher held several executive roles, including Interim CEO, at Chiquita Brands International, a leading producer and distributor of bananas and other produce

Steven Hollister has served as our Interim Chief Executive Officer since September 2021 and through January 2022. Prior to his recent appointment as Interim Chief Executive Officer, Mr. Hollister has been a Managing Member of Rocking Spade, LLC, a diversified investor and developer with interests in ranching and commercial properties, since 2001. Previously Mr. Hollister was Vice President of Sunrise Mortgage & Investment Company, General Manager of Niven Family Wine Estates, Chief Operating Officer of Fess Parker Winery & Vineyard and Santa Barbara County Wine Center, and Senior Vice President of Central Coast Farm Credit. Mr. Hollister has served on our board of directors for the last 13 years.

Mariela Matute has served as our Chief Financial Officer since October 2021. Prior to her recent appointment as Chief Financial Officer, Ms. Matute has served as Director of Finance and Operations for Amazon Business, the business-to-business (B2B) online procurement division of Amazon.com, Inc. (NYSE: AMZN) from February 2017, where she managed a team of professionals across controllership, financial planning, pricing analytics, sales and operations planning, tech roadmap and payments. Also at Amazon, she served as Director of Finance and Operations for its Amazon Fresh division. From October 2015 to February 2017, she was Vice President, Finance and Chief Financial Officer of The Americas Region for Driscoll’s Inc., a global market leader of fresh berries, where she was responsible for treasury, finance, IT, real estate and procurement.

Mark Lodge has served as our Chief Operations Officer since August 2020. From October 2019 to August 2020, Mr. Lodge has served as Executive Vice President of RFG Business Operations. Prior to joining Calavo, Mr. Lodge held the role of Executive Vice President from May 2017 to October 2019 for Revolution Foods supplying all-natural school meals across the United States.  Prior to Revolution Foods, Mr. Lodge was President of True Fresh HPP and True Food Innovations from January 2016 to February 2017 and was previously instrumental in the identification and implementation of the Fresh & Easy manufacturing business in the United States for Tesco, plc.

Robert Wedin has served as our Executive Vice President since August 2020, and prior was Vice President since 1993. Mr. Wedin joined us in 1973 at our then Santa Barbara packinghouse. Beginning in 1990, Mr. Wedin served as a director of the California Avocado Commission for a period of ten years. Mr. Wedin currently is a board member of Producesupply.org and serves as a member of that organization's executive committee.

Ronald Araiza has served as our Vice President since January 2017. Mr. Araiza served as Vice President at Del Rey Avocado from January 2015 to January 2016. He also served as Vice President at Mission Produce from January 1997 to May of 2015.

Compensation Program Objectives and Philosophy

The Compensation Committee of our Board of Directors oversees the design and administration of the compensation program for our executive officers. The Compensation Committee’s primary objectives in structuring and administering our executive officer compensation program are to:

●	attract, motivate and retain talented and dedicated executive officers;

●	tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives; and

●	reinforce business strategies and objectives for enhanced shareholder value.

To achieve these goals, the Compensation Committee maintains compensation plans that tie a portion of executive officers’ overall compensation to key strategic goals, including financial and operational performance. The Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the Committee believes are comparable with those of executive officers at other public companies having a similar size and, generally, line of business, while taking into account our relative performance and our own strategic goals.

The principal elements of our executive compensation program are base salaries, annual cash bonus awards, restricted stock grants, restricted stock unit grants and other benefits and perquisites, which are based upon the achievement of objective performance goals. Our other benefits and perquisites consist of life, disability and health insurance benefits, a qualified 401(k) savings plan and automobile allowances. The Compensation Committee also awards discretionary cash and/or stock-based bonuses in appropriate circumstances.

We view these components of compensation as related, but distinct. Although the Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.

Determination of Compensation Awards

The Compensation Committee typically performs an annual strategic review of our executive officers’ compensation to determine whether such compensation provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other similarly situated companies. The Compensation Committee’s most recent review occurred in January 2022.

From time to time, the Compensation Committee’s meetings involve, for all or a portion of each meeting, the Committee members, our Chief Executive Officer, our Chief Financial Officer, a recording secretary and/or other Board members. For compensation decisions relating to executive officers other than our Chief Executive Officer, the Compensation Committee considers recommendations from our Chief Executive Officer.

When determining compensation for our Chief Executive Officer, the Compensation Committee considers such factors as competitive industry salaries, an assessment of the Chief Executive Officer’s contributions made during the preceding year and his industry expertise. Our Chief Executive Officer does not attend the portion of the Compensation Committee’s meetings regarding his compensation.

Prior to the Tax Cuts and Jobs Act of 2017 (“TCJA”), Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to publicly held companies for compensation paid to certain executive officers in excess of $1 million per officer in any year that did not qualify as performance-based. Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving (or who has served) as the chief executive officer or the chief financial officer at any time during a fiscal year and the top three other highest compensated executive officers serving at any fiscal year-end.

Review of Compensation Surveys

The Compensation Committee believes that it is important when making its compensation-related decisions to be informed as to the current practices of similarly situated companies. As a result, the Compensation Committee, from time to time, reviews broad-based third-party surveys and other information collected from public and private sources regarding the compensation for executive officers of comparably sized companies. The Compensation Committee considers the information in these surveys in connection with establishing the base salaries, performance-compensation awards, equity awards and other benefits and perquisites for our named executive officers.

During fiscal 2021, the Compensation Committee retained an independent management consulting company, Korn Ferry. The Compensation Committee received from Korn Ferry reports that provided analyses and recommendations regarding compensation for Calavo’s non-employee directors and executive officers, including information about compensation for peer group companies, updates on executive compensation market trends and recommendations regarding short-term and long-term executive compensation incentive programs.

Pursuant to applicable SEC and NASDAQ rules, the Compensation Committee assessed the independence of Korn Ferry and determined that it is an independent compensation consultant.

The Compensation Committee analyzed whether Korn Ferry has any conflict of interest, taking into consideration the following factors: (i) the provision of other services to Calavo by Korn Ferry; (ii) the amount of fees paid by Calavo to Korn Ferry as a percentage of the firm’s total revenue; (iii) Korn Ferry’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Korn Ferry or the individual compensation advisors employed by the firm with an executive officer of Calavo; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of Calavo owned by Korn Ferry or the individual compensation advisors employed by the firm. The Committee has determined, based on its analysis of the above factors, that the work of Korn Ferry and the individual compensation advisors employed by Korn Ferry as compensation consultants to Calavo has not created any conflict of interest.

The Compensation Committee does not believe that the compensation of our named executive officers should be established solely by reference to the compensation programs of other companies or that the compensation of our named executive officers should be set as a specified percentage of the average compensation that is paid to executive officers of other companies. However, the Compensation Committee believes that collecting and reviewing this compensation survey information is a useful resource in providing information about current compensation practices and in confirming that Calavo’s executive compensation program remains competitive.

Base Salaries

We provide our named executive officers with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals, while taking into account the unique circumstances of our company. We review base salaries for our named executive officers annually, and increases are based on Company as well as individual performance.

On June 16, 2021, Kevin Manion resigned from his position as Chief Financial Officer. Farha Aslam, a member of Calavo’s Board of Directors, was appointed to serve as Chief Financial Officer of Calavo on an interim basis. Ms. Aslam was paid $26,000 per month for her services as interim Chief Financial Officer and also continued to earn compensation as a non-employee director. Ms. Aslam resigned from the position of Interim Chief Financial Officer effective September 9, 2021.

On September 9, 2021, James E. Gibson retired from his position as Chief Executive Officer. Steven Hollister, a member of Calavo’s Board of Directors, was appointed to serve as Chief Executive Officer and Chief Financial Officer of Calavo on an interim basis. From September 9, 2021 through January 31, 2022, Mr. Hollister was paid $50,000 per month for his services as interim Chief Executive Officer and interim Chief Financial Officer and also continued to earn compensation as a non-employee director

On September 13, 2021, Mariela Matute, and Calavo entered into an employment agreement and she was appointed to serve as Chief Financial Officer of Calavo, with such service commencing on October 11, 2021. Ms. Matute received an initial annual base salary of $430,000. Ms. Matute is also eligible to participate in other compensation and benefit programs that are available to Calavo’s executive officers, including Calavo’s management incentive plan for executive officers that currently provides executive officers with annual cash and restricted stock awards in amounts that are based on the satisfaction of specified performance criteria.

On December 20, 2021, Brian Kocher and Calavo entered into an employment agreement and he was appointed to serve as Chief Executive Officer of Calavo, with such service commencing on February 1, 2022. Mr. Kocher received an initial annual base salary of $800,000. Mr. Kocher is also eligible to participate in other compensation and benefit programs that are available to Calavo’s executive officers, including Calavo’s management incentive plan for executive officers that currently provides executive officers with annual cash and restricted stock awards in amounts that are based on the satisfaction of specified performance criteria.

On August 2, 2021, Calavo promoted Ronald Ariza to Executive Vice President of Foods and RFG sales. Upon such promotion, Mr. Ariza’s annual base salary increased to $430,000.

Our named executive officers’ base salaries for the 2021 fiscal year were as follows:

Executive Officer	Base Salary for Fiscal 2021
Steven Hollister, (1) Interim Chief Executive Officer and Interim Chief Financial Officer	$600,000
Mariela Matute, Chief Financial Officer	$430,000
Mark Lodge, Chief Operations Officer	$430,000
Robert Wedin, Executive Vice President, Fresh Sales	$430,000
Ronald Araiza, Executive Vice President, Foods and RFG Sales	$430,000
Kevin Manion, Former Chief Financial Officer	$450,000
James Gibson, Former Chief Executive Officer	$1,000,000
Farha Aslam, (2) Former Interim Chief Financial Officer	$312,000

(1)	Mr. Hollister was paid $50,000 per month for his services as interim Chief Executive Officer and interim Chief Financial Officer and also continued to earn compensation as a non-employee director.

(2)	Mr. Aslam was paid $26,000 per month for her services as interim Chief Financial Officer and also continued to earn compensation as a non-employee director.

Annual Performance-Based Bonus Awards

During each fiscal year, the Compensation Committee evaluates our bonus compensation practices in light of the objectives of the compensation program. As a result of this evaluation, the Compensation Committee determined that it was appropriate for our named executive officers to be eligible to receive performance-based compensation upon the achievement of specified performance goals. During the 2021 fiscal year, the performance-based goal was based upon our adjusted net income (Adjusted net income is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items). For each named executive officer, the Compensation Committee provided that the executive officer would receive a percentage of our adjusted net income if we achieved a threshold adjusted net income of $30,000,000.

The Compensation Committee believes that basing bonuses on the achievement of specified levels of adjusted net income provides a correlation between executive compensation and company performance. A named executive officer has no entitlement to a performance-based payment in the event of the named executive officer’s termination of employment before payment.

For fiscal 2021, the percentage of our adjusted net income that each named executive officer was entitled to receive as a performance-based bonus was as follows:

Executive Officer	Net adjusted income: $30M- $32M, bonus percent of net income:	Net adjusted income: $32M- $35M, bonus percent of net income:	Net adjusted income: $35M- $38M, bonus percent of net income:	Net adjusted income: $38M- $41M, bonus percent of net income:	Net adjusted income: $41M- $43M, bonus percent of net income:	Net adjusted income: $43M- $45M, bonus percent of net income:	Net adjusted income: $45M- $47M, bonus percent of net income:	Net adjusted income: $47M & above bonus percent of net income:
James Gibson	0.83%	1.56%	2.14%	2.63%	3.05%	3.49%	3.89%	4.26%
Kevin Manion	0.38%	0.70%	0.96%	1.18%	1.37%	1.57%	1.75%	1.91%
Mark Lodge	0.36%	0.67%	0.92%	1.13%	1.31%	1.50%	1.67%	1.83%
Robert Wedin	0.36%	0.67%	0.92%	1.13%	1.31%	1.50%	1.67%	1.83%
Ronald Araiza	0.33%	0.61%	0.84%	1.03%	1.19%	1.36%	1.52%	1.66%

We had a loss of $11.8 million for fiscal 2021. Excluding certain items as directed by the Compensation Committee, adjusted net income in fiscal 2021 was $6.2 million. The Compensation Committee concluded cash bonuses should not be paid under the above performance plan for fiscal 2021 and instead used its discretion to grant certain restricted stock awards discussed below. Steven Hollister, Farha Aslam, and Mariela Matute were not eligible for the above fiscal 2021 performance-based bonuses.

In December 2021, the Compensation Committee paid discretionary restricted stock bonuses to the following named executive officers:

Executive Officer	Stock Award ($)	Restricted Shares Granted
Mark Lodge	$47,000	1,160
Ronald Araiza	$65,000	1,604

These shares have full voting rights and participate in dividends as if unrestricted.  The grant date fair value of restricted stock granted in December 2021 for the above named executive officers was computed in accordance with FASB ASC Topic 718, was $112,000. The closing share price of our common stock at the grant date of December 13, 2021 was $40.53. These shares vest annually in one-half increments, starting December 13, 2022.

In December 2021, the Compensation Committee paid a discretionary cash bonus to Rob Wedin of $65,000.

On October 11, 2021, as part of the employment agreement, Mariela Matute our newly appointed Chief Financial Officer was granted 8,199 restricted shares, based on the date of when she became Chief Financial Officer. The closing price of our stock on such date was $36.59. These shares vest annually in one-third increments, starting on October 1, 2022.

In September 2021, our Board of Directors approved the issuance of options to acquire a total of 5,000 shares of our common stock to Steven Hollister, our former Interim Chief Executive Officer.  Such grant vests annually in equal increments over a two-year period and has an exercise price of $39.20 per share.  Vested options have an exercise period of five years from the vesting date.  The market price of our common stock at the grant date was $39.20.

The estimated grant date values for the above stock option awards were computed in accordance with FASB ASC Topic 718.  These amounts reflect our financial accounting expense for these awards in accordance with FASB ASC Topic 718 and will not necessarily reflect the actual value that may be realized by the grantees with respect to these awards.  The estimated grant date fair value for stock options is calculated based on a lattice-based option valuation model for each award, determined under FASB ASC 718 incorporating the following assumptions: expected life 2 years; weighted average volatility 41%; risk free interest rate 2.2%; and expected dividend yield 2%. We used historical stock prices as the basis for the volatility assumptions. The risk free interest rate was based on U.S. Treasury rates in effect at the time of grant. Further discussion and assumptions utilized with respect to these valuations are set forth in Note 12 (Stock-Based Compensation) to our consolidated financial statements contained in our Annual Report on Form 10-K filed on December 21, 2021 for the fiscal year ended October 31, 2021.

NEW COMPENSATION ARRANGEMENTS FOR FISCAL 2022

In January 2022, the Compensation Committee determined to separate the annual performance-based awards into two plans: a Short-Term Incentive Plan and a Long-Term Incentive Plan. The Compensation Committee believes that by having separate plans it will be better able to structure incentives that align with shareholder interests and support retention.

Short-Term Incentive Plan (STIP)

The newly established Short-Term Incentive Plan includes several design changes for fiscal year 2022 compared to the prior year’s annual incentive awards as follows:

●	We replaced adjusted net income with Adjusted EBITDA[1] as the metric on which performance is measured, which better focuses the organization on profit enhancement, cash flow generation, and the longer term;
●	The Compensation Committee believes setting targets based on Adjusted EBITDA better aligns management’s incentives with operating performance;
●	This financial measure, Adjusted EBITDA, will determine 80% of the payout to named executive officers with the other 20% based on individual performance;
●	Any potential restricted stock or restricted stock unit awards are moved to a new Long-Term Incentive Plan (described below);
●	Three markers (Performance Threshold of 25% of Target Performance below which no bonus is paid, Performance Target, and Performance Maximum which is 200% of Target Performance) replace eight markers from the prior year (see above); and
●	The payout is linear between each marker and capped at the Performance Maximum amounts noted.

1 The non-GAAP measures adjusted EBITDA is not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.”

EBITDA is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income tax (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted EBITDA is a primary metric by which management evaluates the operating performance of the business, on which certain operating expenditures and internal budgets are based. The adjustments to calculate EBITDA and adjusted EBITDA are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules.

The way the Company measures EBITDA, adjusted EBITDA, and adjusted net income may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

For the 2022 fiscal year, each executive officer listed below is eligible to receive a performance-based cash bonus according to the following schedule:

		Total STIP Opportunity for 2022
Named Executive Officer ($, except as specified)	Target Bonus (% of Base Salary)	Performance Threshold (25%)	Performance Target (100%)	Performance Maximum (200%)
Brian Kocher *	100%	400,000	800,000	1,600,000
Mariela Matute	70%	75,250	301,000	602,000
Rob Wedin	50%	53,750	215,000	430,000
Ron Araiza	40%	43,000	172,000	344,000
Mark Lodge	40%	43,000	172,000	344,000

* Brian Kocher has a $400,000 minimum guarantee for 2022.

Illustration of Potential STIP Payout at Various Performance Levels

Long-Term Incentive Plan (LTIP)

In January 2022, the Compensation Committee determined that restricted stock units should be awarded as part of a separate long-term incentive plan rather than as part of the above noted annual incentive plan. Design changes in this new LTIP as compared to the equity component of the prior year’s annual incentive plan include:

●	50% of the potential restricted stock unit awards are based on a three-year cumulative performance window (Performance-based Restricted Stock Units, PRSUs) as compared to evaluation of only a single year’s performance;
●	50% of the potential restricted stock unit awards vest annually over three years to support retention (time-based Restricted Stock Units, RSUs);
●	We use three metrics (Net Sales, Adjusted EBITDA, and Return on Invested Capital (ROIC)2) on which to measure cumulative three-year performance. We believe these metrics enhance alignment among management and shareholders’ interests;

2 Return on Invested Capital (ROIC) is a ratio based on both GAAP and non-GAAP financial measures. ROIC is defined as Net Operating Profit After Tax (NOPAT) divided by average Total Capital (average of the current and prior periods’ ending Total Capital balances). NOPAT is defined as EBIT less tax (the tax provision [expected to be] recorded on the Company’s GAAP financial statements). EBIT is defined as Operating income (loss) (as recorded in the Company’s GAAP financial statements) adjusted for one-time items (those items which are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years). Total Capital is defined as Total Debt (total borrowings including finance leases and excluding operating leases) plus Total Shareholder’s Equity.

●	Three markers (Performance Threshold of 50% of Target Performance below which no bonus in paid, Performance Target, and Performance Maximum which is 200% of Target Performance) replace eight markers from the prior year (see above); and
●	The payout is linear between each marker and capped at the Performance Maximum amounts noted.

LTIP restricted stock units (PRSUs and RSUs) are awarded annually according to the target percentages (percentages of base salary noted below) determined by the Compensation Committee according to job band and each named executive officer’s contribution to Company performance at the time of grant.

Mix of Long-Term Incentive Awards (at Target Performance)

●	Performance-based RSUs (50%, at Target performance). PRSU awards are based on three-year aggregate performance targets (equally weighted metrics of: (i) Net Sales, (ii) Adjusted EBITDA, (iii) Return on Invested Capital (ROIC)). Earned PRSUs vest entirely at the third anniversary and are granted on a linear scale between each of the markers noted below (Performance Threshold (50%), Performance Target, and Performance Maximum (200%)).
●	Time-based RSUs (50%). RSUs vest annually in equal amounts over the three-year LTIP term, providing a multi-year retention incentive.

		Total LTIP Opportunity for 2022
Named Executive Officer ($, except as specified)	Total Target LTIP (RSU+PRSU) Opportunity for 2022 (% of Base Salary)	Performance Threshold (50%)	Performance Target (100%)	Performance Maximum (200%)
Brian Kocher	100%	400,000	800,000	1,600,000
Mariela Matute	70%	150,500	301,000	602,000
Rob Wedin	50%	107,500	215,000	430,000
Ron Araiza	40%	86,000	172,000	344,000
Mark Lodge	40%	86,000	172,000	344,000

The number of PRSUs and RSUs granted will be based on the closing price per share of the Company’s common stock on the grant date. If PRSU awards are earned, as determined by the Compensation Committee, the PRSUs will be paid out upon vesting in shares of Company common stock on a one-share to one-unit basis. While LTIP awards vest as noted above, certain events, such as death or a change in control, may cause awards to vest immediately.

Named Executive Officers’ Benefits and Perquisites

We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. In fiscal 2021, we changed our 401(k) to a safe harbor plan that allows for immediate participation and vesting. This plan matches 100% of the first 3% contributed and 50% of the next 2% for a maximum of 4% of compensation. General health and welfare benefits and our defined contribution 401(k) plan are provided to substantially all of our full-time U.S. employees. In addition, we provide a car allowance to each of our named executive officers. We provide these benefits to create additional incentives for our named executive officers and to remain competitive in the general marketplace for executive talent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Calavo Growers, Inc. has reviewed and discussed with the Chief Executive Officer the above Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee unanimously recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Farha Aslam, Chair

Kathleen M. Holmgren

Michael A. DiGregorio

The following table shows information concerning the annual compensation for services provided to us by each person who served as our Chief Executive Officer (including interim Chief Executive Officer) during the 2021 fiscal year, by each person who served as our Chief Financial Officer (including interim Chief Financial Officer) during the 2021 fiscal year, and by our three other most highly compensated executive officers during the three preceding fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (11) ($)		All Other Compensation ($)		Total ($)
Steven Hollister (9)	2021	$177,192	$-		$146,690	(1)(12)	$-		$323,882
Former Interim Chief Executive Officer and Former Interim Chief Financial Officer

Mariela Matute (8)	2021	35,833	-		300,000	(1)	83,119	(2)	418,952
Chief Financial Officer

James Gibson(9)	2021	1,008,974	-		-		22,309	(3)	1,031,283
Former Chief Executive Officer	2020	856,250	-		1,000,000		32,564		1,888,814
	2019	405,785	425,051		425,051		36,993		1,292,880
Kevin Manion(10)	2021	372,134	-		-		180,989	(4)	553,123
Former Chief Financial Officer	2020	213,288	200,000		434,988		16,135		864,411
Farha Aslam (10)	2021	167,843	-		-		-		167,843
Former Interim Chief Financial Officer

Robert Wedin	2021	430,000	65,000	(1)	-		28,680	(5)	523,680
Executive Vice President, Fresh Sales	2020	394,890	-		129,007		33,043		556,940
	2019	368,285	375,045		375,045		38,377		1,156,752
Ronald Araiza	2021	402,231	-		65,000	(1)	39,429	(6)	506,660
Executive Vice President, Foods and RFG Sales	2020	386,671	-		116,976		42,678		546,325
	2019	368,285	375,045		375,045		45,014		1,163,389
Mark Lodge	2021	430,000	-		47,000	(1)	40,463	(7)	517,463
Chief Operations Officer	2020	341,781	50,000		394,478		31,747		818,006

(1)	Reflects amounts paid in restricted stock that were earned under the annual performance-based bonus awards and discretionary awards for officers discussed above in the Compensation Discussion and Analysis. Robert Wedin received a cash bonus of $65,000. Mariela Matute was awarded restricted stock as part of her employment agreement. Steven Hollister was awarded stock options as part of his appointment as Interim Chief Executive Officer and Interim Chief Financial Officer. Steve Hollister as part of the board of directors received restricted stock (see director compensation table).
(2)	Consists of (i) $1,866 we paid to Ms. Matute related to a car allowance, (ii) $53 we paid on behalf of Ms. Matute related to life insurance which is a benefit provided to all employees (iii) $200 we paid to Ms. Matute for allowances paid to all employees and (iv) $81,000 we paid Ms. Matute for relocation expenses.
(3)	Consists of (i) $10,227 we paid on behalf of Mr. Gibson related to health insurance, (ii) $9,330 we paid to Mr. Gibson related to a car allowance and (iii) $2,352 we paid on behalf of Mr. Gibson related to life insurance which is a benefit provided to all employees and (iv) $400 we paid to Mr. Gibson for allowances paid to all employees.
(4)	Consists of (i) $9,228 we paid on behalf of Mr. Manion related to health insurance, (ii) 6,531 we paid to Mr. Manion related to a car allowance, (iii) $12,285 of contributions made by us to our 401(k) plan on behalf of Mr. Manion, (iv) $1,985 we paid on behalf of Mr. Manion related to life insurance which is a benefit provided to all employees (v) $960 we paid to Mr. Manion for allowances paid to all employees and (vi) $150,000 we paid to Mr. Manion for consulting services in connection to his Separation, Consulting and Release Agreement.
(5)	Consists of (i) $6,081 we paid on behalf of Mr. Wedin related to health insurance, (ii) $11,196 we paid to Mr. Wedin related to a car allowance, (iii) $6,802 of contributions made by us to our 401(k) plan on behalf of Mr.

Wedin, (iv) $4,121 we paid on behalf of Mr. Wedin related to life insurance which is a benefit provided to all employees and (v) $480 we paid to Mr. Wedin for allowances paid to all employees.
(6)	Consists of (i) $15,812 we paid on behalf of Mr. Araiza related to health insurance, (ii) $11,196 we paid to Mr. Araiza related to a car allowance, (iii) $8,673 of contributions made by us to our 401(k) plan on behalf of Mr. Araiza, (iv) $1,682 we paid on behalf of Mr. Araiza related to life insurance which is a benefit provided to all employees and (v) $480 we paid to Mr. Araiza for allowances paid to all employees.
(7)	Consists of (i) $16,068 we paid on behalf of Mr. Lodge related to health insurance, (ii) $11,196 we paid to Mr. Lodge related to a car allowance, (iii) $9,977 of contributions made by us to our 401(k) plan on behalf of Mr. Lodge, and (iv) $1,682 we paid on behalf of Mr. Lodge related to life insurance and (v) $1,540 we paid to Mr. Lodge for allowances paid to all employees.
(8)	Ms. Matute was appointed Chief Financial Officer on September 13, 2021, effective October 11, 2021.
(9)	Mr. Gibson retired as Chief Executive Officer effective September 8, 2021. Mr. Hollister has served as our Interim Chief Executive Officer from September 9, 2021 and through January 31 2022. Mr. Hollister has served as our Interim Chief Financial Officer from September 9, 2021 through October 10, 2021.
(10)	Mr. Manion resigned as Chief Financial Officer effective June 15, 2021. Ms. Aslam served as our Interim Chief Financial Officer from June 16, 2021 and through September 8, 2021.
(11)	The estimated grant date values for the above stock awards were computed in accordance with FASB ASC Topic 718. These amounts reflect our financial accounting expense for these awards in accordance with FASB ASC Topic 718 and will not necessarily reflect the actual value that may be realized by the grantees with respect to these awards. This value of a stock award is determined based on the number of shares granted multiplied by the closing share price of our common stock on the date of grant. Further discussion and assumptions utilized with respect to these valuations are set forth in Note 12 (Stock-Based Compensation) to our consolidated financial statements contained in our Annual Report on Form 10-K filed on December 21, 2021 for the fiscal year ended October 31, 2021.
(12)	The estimated grant date values for the above stock option awards were computed in accordance with FASB ASC Topic 718. These amounts reflect our financial accounting expense for these awards in accordance with FASB ASC Topic 718 and will not necessarily reflect the actual value that may be realized by the grantees with respect to these awards. The estimated grant date fair value for stock options is calculated based on a lattice-based option valuation model for each award, determined under FASB ASC 718 incorporating the following assumptions: expected life 2 years; weighted average volatility 41%; risk free interest rate 2.2%; and expected dividend yield 2%. We used historical stock prices as the basis for the volatility assumptions. The risk free interest rate was based on U.S. Treasury rates in effect at the time of grant. Further discussion and assumptions utilized with respect to these valuations are set forth in Note 12 (Stock-Based Compensation) to our consolidated financial statements contained in our Annual Report on Form 10-K filed on December 21, 2021 for the fiscal year ended October 31, 2021.

STOCK INCENTIVE PLAN OF CALAVO GROWERS, INC.

In April 2021, our shareholders approved the Calavo Growers, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) that had been adopted by Board. All directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of Calavo and its subsidiaries are eligible to receive awards under the 2020 Plan. Up to 1,500,000 shares of common stock may be issued by Calavo under the 2020 Plan.

The purpose of the 2020 Plan is to promote the interests of Calavo Growers, Inc. and its shareholders by (a) attracting, retaining and motivating directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company and its affiliates and (b) enabling such individuals to participate in the growth and financial success of the Company.

The 2020 Plan authorizes the granting of awards in a variety of forms, including the following types of awards to persons who are employees, officers, consultants, advisors, or directors of Calavo or any of its affiliates:

●	“Incentive stock options” that are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

●	“Non-qualified stock options” that are not intended to be incentive stock options; and

●	Shares of common stock that are subject to specified restrictions.

●	Performance-based Restricted Stock Units that vest to become shares of common stock depending on certain vesting thresholds.

Subject to the adjustment provisions of the 2020 Plan that are applicable in the event of a stock dividend, stock split, reverse stock split or similar transaction, up to 1,500,000 shares of common stock may be issued under the 2020 Plan. No person may be granted awards under the 2020 Plan during any 12-month period of more than 150,000 shares of common stock.

The 2020 Plan is administered by our Compensation Committee. The Compensation Committee is responsible for selecting the officers, employees, directors, consultants and advisers, if any, who will receive options and restricted stock. Subject to the requirements imposed by the 2020 Plan, the Compensation Committee is also responsible for determining the terms and conditions of each option award, including the number of shares subject to the option, the exercise price, expiration date and vesting period of the option and whether the option is an incentive stock option or a non-qualified stock option. Subject to the requirements imposed by the 2020 Plan, the Compensation Committee is also responsible for determining the terms and conditions of each restricted stock and restricted stock unit grant, including the number of shares granted or covered by a restricted stock unit grant, the purchase price (if any) and the vesting, transfer and other restrictions imposed on the stock. The Compensation Committee has the power, authority and discretion to make all other determinations deemed necessary or advisable for the administration of the 2020 Plan or of any award under the 2020 Plan.

Under current law, only officers and other employees are entitled to receive incentive stock options. The exercise price for an incentive stock option may not be less than 100% of the fair market value of the common stock on the date of the grant of the option. With respect to an option holder who owns stock possessing more than 10% of the total voting power of all classes of our stock, the exercise price for an incentive stock option may not be less than 110% of the fair market value of the common stock on the date of the grant of the option. The 2020 Plan also requires that the exercise price for non-qualified stock options not be less than 100% of the fair market value of the common stock on the date of the grant of the option.

Unless otherwise determined by the Compensation Committee, options granted under the 2020 Plan are generally not transferable, except by will or the laws of descent and distribution. Except as otherwise provided in the option agreement, an option ceases to be exercisable ninety days after the termination of the option holder’s employment with us.

The Board of Directors may, at any time, amend, discontinue or terminate the 2020 Plan. With specified exceptions, no amendment, suspension or termination of the plan may adversely affect outstanding options or the terms that are applicable to outstanding restricted stock. No amendment or suspension of the 2020 Plan requires shareholder approval unless such approval is required under applicable law or under the rules of any stock exchange or NASDAQ market on which our stock is traded.

Officers are required to own at least 4,000 shares of Calavo common stock. If an officer does not own 4,000 shares, the officer must retain 60% of awarded shares, once vested, until the date that the officer owns at least 4,000 shares of common stock. Once the officer owns at least 4,000 shares of common stock, the officer is not required to retain any awarded shares, once vested, so long as the officer at all times thereafter continues to own at least 4,000 shares of common stock during the period that he or she is an officer of Calavo. All of the named executive officers have satisfied this stock ownership requirement.

Recoupment of Awards

If, due to the material noncompliance of the Company with any financial reporting requirement of the United States securities laws, rules and regulations, the Company is required to prepare an accounting restatement of its financial statements, the Company will take the following actions with respect to each Award that was granted under the 2020 Plan during the three-year period preceding the date on which the Company becomes required to prepare such restatement, regardless as to whether such restatement is attributable to any Participant’s or other Person’s negligence, fraud or other misconduct:

(i)	If an Award is unpaid, unvested or unexercised, the Company will cancel all or a portion of the Award, if and to the extent that the Committee determines that the Award to the Participant was based upon erroneous data contained in the Company’s financial statements and was in excess of the Award that the Participant would have received based upon the Company’s restated financial statements;

(ii)	If any Shares have been issued by the Company to the Participant under the Award and have vested, the Participant will be required to transfer to the Company, for no consideration, all or a portion of such Shares or a cash amount equal to the Fair Market Value of such Shares as of the date of the restated financial statements, if and to the extent that the Committee determines that the Award of such Shares received by the Participant was based upon erroneous data contained in the Company’s financial statements and was in excess of the Shares that the Participant would have received based upon the Company’s restated financial statements; and

(iii)	If an Award has been paid in cash by the Company to the Participant under the Award, the Participant will be required to return to the Company, for no consideration, all or a portion of such cash, if and to the extent that the Committee determines that the Award of such cash payment received by the Participant was based upon erroneous data contained in the Company’s financial statements and was in excess of the cash payment that the Participant would have received based upon the Company’s restated financial statements.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2021

	Estimated Future Payouts				Estimated Future Payouts
	Under Non-Equity				Under Equity
	Incentive Plan Awards(1)				Incentive Plan Awards(1)(2)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Grant date fair value of stock	All other stock awards: Number shares
Name	Date	($)	($)	($)	($)	($)	($)	awards ($)	granted
James Gibson Former Chief Executive Officer	N/A	$125,000	$750,000	$ No Max	$125,000	$750,000	$ No Max	$-	-
Kevin Manion Former Chief Financial Officer	N/A	56,250	337,500	No Max	56,250	337,500	No Max	-	-
Robert Wedin Executive Vice President, Fresh Sales	N/A	53,750	322,500	No Max	53,750	322,500	No Max	-(4)	-
Ronald Araiza Executive Vice President, Foods and RFG Sales	N/A	48,750	292,500	No Max	48,750	292,500	No Max	65,000(5)	1,604(5)
Mark Lodge Chief Operations Officer	N/A	53,750	322,500	No Max	53,750	322,500	No Max	47,000(6)	1,160(6)
Mariela Matute Chief Financial Officer	10/11/21	N/A	N/A	N/A	N/A	N/A	N/A	$300,000(3)	8,199(3)

(1)	The amounts set forth above reflect the threshold amount, the target amount and the maximum amount that each of our named executive officers could have earned under our performance-based bonus plan for services performed in fiscal 2021 if we had attained the respective net income levels discussed above under Compensation Discussion and Analysis. The above threshold, target and maximum bonuses were set by the Compensation Committee in January 2021. No cash bonuses were paid in fiscal 2021 related to the performance-based awards.

(2)	See the Summary Compensation Table and the discussion under Compensation Discussion and Analysis. Each dollar amount of restricted shares shown in the table, if earned, would be converted into a number of shares based upon the actual closing price of our common stock on the date in 2021 that the shares were issued to the executive officer. No restricted shares were granted in fiscal 2021 related to the performance-based awards.

(3)	On October 11, 2021, as part of her employment agreement with Calavo, Mariela Matute our newly appointed Chief Financial Officer was granted 8,199 restricted shares. The closing price of our stock on such date was $36.59. These shares vest annually in one-third increments, starting on October 1, 2022.

(4)	Robert Wedin was granted a discretionary cash bonus of $65,000 on December 13, 2021.

(5)	Ronald Araiza was granted a discretionary bonus of 1,604 shares on December 13, 2021. The closing price of our stock on such date was $40.53. These shares vest annually in one-half increments, beginning on December 13, 2022.

(6)	Mark Lodge was granted a discretionary bonus of 1,160 shares on December 13, 2021. The closing price of our stock on such date was $40.53. These shares vest annually in one-half increments, beginning on December 13, 2022.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides the outstanding equity awards for each named executive officer as of October 31, 2021.

	Stock Awards
Executive Officer	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Steven Hollister	1,500	$101,955
Mariela Matute	8,199	$300,000
Ronald Araiza	5,187	$419,448
Robert Wedin	5,363	$437,460
Mark Lodge	4,435	$294,478

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2021

In September 2021, our Board of Directors approved the issuance of options to acquire a total of 5,000 shares of our common stock to Steven Hollister, our newly appointed Interim Chief Executive Officer.  Such grant vests annually in equal increments over a two-year period and has an exercise price of $39.20 per share.  Vested options have an exercise period of five years from the vesting date.  The market price of our common stock at the grant date was $39.20.

In April 2021, the Board of Directors approved the vesting of all of the remaining restricted shares outstanding to our former Chief Executive Officer and Board member.

The following table shows restricted stock shares held by named executive officers which vested in fiscal year 2021. There were no stock option exercises by any named executive officer in fiscal year 2021.

	Stock Awards
Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven Hollister	1,500	$130,815
James Gibson	20,084	$1,061,414
Kevin Manion	1,806	$133,644
Ronald Araiza	2,940	$213,129
Robert Wedin	3,161	$229,082
Mark Lodge	1,523	$80,290

EXECUTIVE EMPLOYMENT AGREEMENTS

Below is a summary of the terms of the employment agreements Calavo entered into with Mariela Matute and Brian Kocher during fiscal 2021 and the beginning of fiscal 2022, respectively. These agreements have been filed with the SEC in their entirety on Form 8-Ks.

Base Salary:

The employment agreement provides that Ms. Matute and Mr. Kocher will receive an annual base salary which is subject to annual review and increase by our Compensation Committee in its discretion. Ms. Matute’s initial base salary has been set to $430,000. Mr. Kocher’s initial base salary has been set to $800,000.

Signing Bonuses and Other:

On October 11, 2021, Ms. Matute received a signing bonus of $300,000 that was granted in restricted shares that vest in three equal annual installments over the three years after grant subject to the requirement that she remain in Calavo’s employment at time of vesting. Ms. Matute was granted 8,199 restricted shares. The closing price of our stock on such date was $36.59. Ms. Matute further received a lump sum payment for relocation expenses of $81,000.

On February 1, 2022, Mr. Kocher received a signing bonus of $1,200,000 that was granted in restricted shares that vest in three equal annual installments over the three years after grant subject to the requirement that he remain in Calavo’s employment at time of vesting. Mr. Kocher was granted 28,993 restricted shares. The closing price of our stock on such date was $41.39. Mr. Kocher further received a lump sum payment for relocation expenses of $325,000.

Performance Based Bonuses:

With respect to each of Calavo’s fiscal years beginning with the 2022 fiscal year, Ms. Matute and Mr. Kocher will be eligible to receive a performance bonus pursuant to Calavo’s 2020 Equity Incentive Plan in accordance with performance targets, thresholds and requirements to be established by Calavo’s Compensation Committee for Calavo’s executive officers. In addition, with respect to each fiscal year, the Compensation Committee may elect to award a discretionary bonus. Mr. Kocher has a $400,000 minimum guarantee bonus for fiscal 2022.

Termination:

If Calavo terminates Ms. Matute’s and Mr. Kocher’s employment without cause or the executives terminates employment for good reason, as such terms are defined in their Employment Agreement, their respective restricted shares will vest and will be entitled to receive severance of one year of base salary and a pro rata portion of their annual performance bonus for the year in which their employment terminates. This severance payment is conditioned upon the executives’ timely execution and non-revocation of a release of claims against the Company.

Clawback Provisions:

Any incentive-based compensation, or any other compensation, paid is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement or which is subject to recovery under any clawback policy adopted by Calavo that is applicable to its executive officers.  Calavo will make any determination for clawback or recovery in accordance with its determination of any applicable law or regulation and based upon its review of any clawback policy adopted by Calavo.

Change of Control:

If a Change of Control of Calavo occurs and if the agreement entered into by Calavo with respect to the Change of Control does not provide for, on a basis determined by the Committee to be appropriate, (x) the continuation in full force and effect of the applicable Awards that are outstanding as of the Change of Control, (y) the assumption in full by the Company’s successor in the Change of Control of such Awards that are outstanding as of the Change of Control, or (z) the substitution by the Company’s successor in the Change of Control for such Awards of new awards with substantially similar terms, including securities of the successor corporation or its “parent corporation” with appropriate adjustments as to the number and kinds of securities and exercise prices with respect to Options, SARs, Restricted Shares and Restricted Stock Units, then

 (a) Any outstanding Options or SARs then held that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of five days prior to the Change of Control and shall terminate on the date of the Change of Control (see table below);

 (b) All Awards designated as Performance Awards shall be paid out as if the date of the Change of Control were the last day of the applicable Performance Period and “target” performance levels had been attained; provided, however, that the Committee shall have discretion to cancel, without payment and effective as of the Change of Control, any or all outstanding Incentive Cash Awards that constitute Performance Awards if the Change of Control occurs prior to the completion of at least fifty percent of the Performance Period governing such Incentive Cash Awards; and

(c) All other outstanding Awards (i.e., other than Options, SARs and Awards designated as Performance Awards) then held that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related to such Awards shall lapse immediately prior to the Change of Control.

The below table summarizes as of October 31, 2021, the shares that would vest upon a change of control if it had hypothetically occurred on such date, per (a) above.

		($)
	Stock Awards
Executive Officer	Equity incentive plan awards: number of unearned shares, units or other rights have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Mariela Matute	8,199	$300,000

SEPARATION, CONSULTING AND RELEASE AGREEMENTS

Below is a summary of the terms of the Separation, Consulting and Release Agreements Calavo entered into with Kevin Manion and James Gibson during fiscal 2021. These agreements have been filed with the SEC in their entirety on Form 8-Ks.

Change In Responsibilities/End of Employment

Effective June 16, 2021, Kevin Manion ceased performing the responsibilities of Chief Financial Officer of Calavo and will no longer have the title of Chief Financial Officer of Calavo. From June 16, 2021 until the Termination Date of Kevin Manion and Manion Consulting shall assist Calavo in transitioning Employee’s job responsibilities to such persons as the Company may designate. Kevin Manion’s employment with Calavo shall cease on the Termination Date.

Effective September 9, 2021, James Gibson will cease performing the responsibilities of Chief Executive Officer of Calavo and will no longer have the title of Chief Executive Officer of Calavo. From September 9, 2021 until the Termination Date, James Gibson shall assist Calavo in transitioning Employee’s job responsibilities to such persons as the Company may designate. James Gibson’s employment with Calavo shall cease on the Termination Date.

Resignation Without “Good Reason”

Kevin Manion acknowledges and agrees that he has resigned his employment without Good Reason as defined by his Employment Agreement and that his employment has not been terminated by Calavo. As a result, Employee is not entitled to the payments and benefits set forth in his Employment Agreement. Without limiting the foregoing, Kevin Manion is not entitled to the payment of COBRA payments on his behalf, participation in benefits offered by Calavo following the Termination Date, any bonus payments or additional equity awards from Calavo, or the vesting of any restricted stock, stock options, restricted stock units, or other equity awards, whether issued under Calavo’s MIP, the Employment Agreement or otherwise, that have not vested as of June 16, 2021 (the “Unvested Equity”). All Unvested Equity that Employee may hold shall be null and void and Calavo is entitled to notify its transfer agent of this fact.

Departure on Good Terms/Vesting of Shares

James Gibson represents and warrants that he is retiring within the meaning of section 11.6(a) of Calavo’s 2011 Management Incentive Plan. In reliance on this representation, and even though James Gibson has provided fewer than forty-five days prior written notice of resignation, Calavo agrees to treat James Gibson’s resignation as a Departure on Good Terms as defined in the May 18, 2021 letter from Steve Hollister to James Gibson, Kevin Manion and Mark Lodge regarding “Clarification of Your Employment Agreements” for the purposes set forth herein. Accordingly, all restricted shares, or other equity awards (including, without limitation, restricted stock, stock options and restricted stock units) issued to James Gibson and outstanding as of September 30, 2021, shall immediately vest in full (and, where applicable, become exercisable).

Consulting Services.

In order to further assist Calavo’s transition to a new Chief Financial Officer, from July 17, 2021 to December 16, 2021 (the “Consulting Period”) Manion Consulting shall provide consulting services to Calavo upon Calavo’s reasonable request concerning matters within its experience and expertise, including but not limited to providing advice and recommendations concerning best practices and operational matters relating to Calavo’s accounting and finance operations (the “Consulting Services”).

Consulting Payments.

In consideration of the Consulting Services, Calavo shall pay Manion Consulting the gross sum of $250,000 (the “Manion Consulting Payments”) according the following schedule:

(i)$50,000 on August 16, 2021;

(ii)$50,000 on September 16, 2021;

(iii)$50,000 on October 15, 2021;

(iv)$50,000 on November 16, 2021.; and

(v)$50,000 on December 16, 2021.

COMPENSATION RISK

Our Compensation Committee reviewed the compensation policies and practices of Calavo that could have a material impact on Calavo. The Compensation Committee’s review considered whether any of these policies and practices may encourage inappropriate risk-taking, whether any policy or practice may give rise to risks that are reasonably likely to have a material adverse effect on us, and whether it would recommend any changes to the Calavo's compensation policies and practices. The Compensation Committee also reviewed with the Board of Directors risk-mitigating controls such as the degree of committee and senior management oversight of each compensation program and the level and design of internal controls over such programs.  Based on these reviews, Calavo determined that risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on Calavo.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Farha Aslam, Steven Hollister, Kathleen M. Holmgren, and Michael A. DiGregorio served as members of our Compensation Committee during all or part of fiscal 2021. None of such committee members (1) was an officer or employee of Calavo or any of our subsidiaries during the time he or she served on the Compensation Committee or (2) had any relationship requiring disclosure by us pursuant to any paragraph of Item 404 of SEC Regulation S-K. None of the Company’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves as or served as a member of our Board or Compensation Committee. Farha Aslam served as Interim Chief Financial Officer and Steven Hollister served as Interim Chief Executive Officer and Interim Chief Financial Officer for a portion of fiscal 2021. Neither served on the Compensation Committee during the time of service as an interim officer of the Company.

CEO PAY RATIO

As required by applicable SEC rules, we are providing the following information about the relationship of the total annual compensation of our employees and the annual total compensation of our CEO.

In accordance with SEC S-K Item 402(u), we are using the same “median employee” identified in 2019 in our 2021 pay ratio calculation, as we believe that there has been no meaningful change in our employee population or employee compensation arrangements that we believe would result in a significant change to our pay ratio disclosure for 2021.

We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO:

•

We determined that, for fiscal 2019, our employee population consisted of 5,619 individuals.  This population consisted of full time, part time and seasonal employees employed with us at any point in fiscal 2019.  55% of the total employee population was from Mexico.  The remaining 45% of the total employee population was from the United States.

•

For the annual total compensation of our median employee, we identified and calculated the elements of that employee's compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $4,948. Since the median employee is located in Mexico, we converted the employee's pay from the local currency to U.S. dollars using the average published interbank exchange rate during fiscal 2019.

For 2021, the median of the annual total worldwide compensation of our employees (other than our CEO) was $4,948. Our median employee from the 2019 proxy statement is a production worker in our production facility in Uruapan Mexico.

The total annual compensation of our CEO and our Interim CEO, as reported in the Summary Compensation Table included elsewhere in this proxy was combined together and this totaled $1,355,165.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was 274 to 1.

PRINCIPAL AUDITOR FEES AND SERVICES

The Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2022. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Incurred by Calavo Growers, Inc. to Deloitte & Touche LLP

The following table shows the fees paid or accrued by us for audit and other services provided by Deloitte & Touche LLP for fiscal 2021 and 2020 (in thousands).

	2021	2020
Audit Fees (1)	$1,667	$1,745
Audit-Related Fees	-	-
Tax Fees (2)	396	352
All Other Fees	-	2
Total	$2,063	$2,099

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements, the audit of internal control over financial reporting, review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	For fiscal year 2021, tax fees principally included tax compliance fees of approximately $348,000, and tax advice fees totaling approximately $48,000. For fiscal year 2020, tax fees principally included tax compliance fees of approximately $317,000, and tax advice fees totaling approximately $35,000.

All services rendered by Deloitte & Touche LLP were approved by the Audit Committee. The Audit Committee has adopted an approval policy that requires the pre-approval by the Audit Committee of all services to be performed for us by Deloitte & Touche LLP. The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has the responsibilities set forth in the Audit Committee Charter which include but are not limited to, representing and assisting the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee also manages our relationship with our independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from Calavo for such advice and assistance.

Our management is primarily responsible for our internal control and financial reporting process. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of our internal control over financial reporting. The Audit Committee monitors our financial reporting process and reports to the Board on its findings.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with our management.

2. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the "PCAOB") and applicable requirements of the SEC.

3. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2021, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Audit Committee

Michael A. DiGregorio, Chairman

Marc Brown

Kathleen M. Holmgren

James Helin

ADDITIONAL INFORMATION

SHAREHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING MAY OBTAIN, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 2021, OTHER THAN EXHIBITS TO SUCH REPORT, UPON WRITTEN REQUEST BY EMAIL TO 2022PROXY@CALAVO.COM. WE WILL ALSO FURNISH TO SUCH PERSONS A COPY OF ANY EXHIBITS TO OUR ANNUAL REPORT ON FORM 10-K FOR A FEE OF $.20 PER PAGE, PAYABLE IN ADVANCE. THIS FEE COVERS ONLY OUR REASONABLE EXPENSES IN FURNISHING THE EXHIBITS.

CALAVO GROWERS, INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 27, 2022

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS.

The undersigned hereby appoints J. Link Leavens and Steven Hollister, as attorneys, agents and proxies of the undersigned, with full power of substitution and power to act alone, to act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of Calavo Growers, Inc. to be held on Wednesday, April 27, 2022 at 1:00 p.m., and at any and all adjournments or postponements thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE (1) “FOR” THE ELECTION OF THE TEN DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND NAMED ON THE REVERSE SIDE OF THIS PROXY, (2) “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AND (3) “FOR” ADVISORY APPROVAL OF THE EXECUTIVE COMPENSATION DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3 LISTED ON THE REVERSE SIDE OF THIS PROXY. IF NO DIRECTION IS GIVEN, THE VOTING POWER GRANTED TO THE PROXIES INCLUDES THE POWER TO VOTE CUMULATIVELY IN THE ELECTION OF DIRECTORS IF DEEMED NECESSARY OR APPROPRIATE BY THE PROXIES.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.

1. ELECTION OF DIRECTORS	◻	FOR ALL NOMINEES LISTED BELOW	◻	WITHHOLD AUTHORITY to vote for all nominees listed below	◻	FOR ALL EXCEPT (To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” box and strike a line through the name(s) of the nominee(s) below)	◻	*CUMULATIVE VOTING ELECTION

* (INSTRUCTIONS: If you desire to allocate your votes to individual nominees on a cumulative basis, as explained in the accompanying Proxy Statement, mark the “CUMULATIVE VOTING ELECTION” box and indicate the number of votes that you would like to have cast FOR each nominee. The total of the votes you cast on this proxy may not exceed the number of shares you own times ten. For example, if you own 100 shares, you are entitled to cast 1,000 votes for director nominees. However, if you have cast your proxy for either of the other above two choices, do not complete this table.)

Director Nominee Name	Number of Votes
Farha Aslam		Votes FOR
Marc L. Brown		Votes FOR
Michael A. DiGregorio		Votes FOR
Adriana Mendizabal		Votes FOR
James Helin		Votes FOR
Steven Hollister		Votes FOR
Kathleen M. Holmgren		Votes FOR
John M. Hunt		Votes FOR
J. Link Leavens		Votes FOR
Donald M. Sanders		Votes FOR
Total Votes Cast:

2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF CALAVO GROWERS, INC. FOR THE YEAR ENDING OCTOBER 31, 2022

5. OTHER BUSINESS. In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting and at any and all adjournments or postponements thereof. The Board of Directors, at present, know of no other business to be presented at the meeting.

◻	FOR	◻	AGAINST	◻	ABSTAIN

3. ADVISORY VOTE APPROVING THE EXECUTIVE COMPENSATION DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT ◻ FOR ◻ AGAINST ◻ ABSTAIN

I (WE) WILL	◻	WILL NOT	◻	ATTEND THE MEETING IN PERSON.

ADDRESS LABEL THIS SPACE MUST BE LEFT BLANK

The undersigned hereby ratifies and confirms all that the attorneys and proxies, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice.

	Dated:		,2022

Signature

Signature

Please date this proxy card and sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustee, etc., should give their full titles.